Exhibit 10.2

FORM OF

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HELIO LLC

by and among

EARTHLINK, INC.;

SK TELECOM USA HOLDINGS, INC.;

HELIO, INC.

and

HELIO LLC

Dated as of                    , 2007

i

ARTICLE 7 MEMBERSHIP UNITS AND MEMBERS		19
7.1.	Membership Units	19
7.2.	Powers of Members	20
7.3.	Partition	20
7.4.	Place of Members’ Meetings	20
7.5.	Meetings	20
7.6.	Telephonic Meetings	20
7.7.	Notice of Meetings	20
7.8.	Waivers	20
7.9.	Quorum	20
7.10.	Proxies	21
7.11.	Voting Power	21
7.12.	Written Consent	21
7.13.	Liability	21
7.14.	Designation of Tax Matters Member: Tax Matters	21

ARTICLE 8 ADMISSION OF ADDITIONAL MEMBERS		22
8.1.	Admission Upon Transfer	22
8.2.	Admission Upon Contribution	22
8.3.	Joinder	22
8.4.	Acceptance of Prior Acts	22

ARTICLE 9 CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS		23
9.1.	Capital Contributions	23
9.2.	Membership Units; Capital Contributions	25
9.3.	Capital Accounts	25

ARTICLE 10 TAX ALLOCATIONS		26
10.1.	Allocation of Profits	26
10.2.	Allocation of Losses	27
10.3.	Special Allocations	28
10.4.	Other Allocation Rules	29

ARTICLE 11 DISTRIBUTIONS		30
11.1.	Distributions	30
11.2.	Distribution of the Proceeds upon Dissolution	31
11.3.	No Withdrawal	31
11.4.	Mandatory Tax Distribution	31
11.5.	Special Distribution to Management Company	31
11.6.	Limitations on Distributions	32

ARTICLE 12 ANCILLARY AGREEMENTS; OPERATING BUDGETS; FINANCIAL REPORTS		33
12.1.	Ancillary Agreements	33
12.2.	Operating Budgets	33

12.3.	Financial Reports	33
12.4.	Books and Records	34

ARTICLE 13 TERMINATION OF THE OPERATING COMPANY; LIQUIDATION AND DISTRIBUTION OF ASSETS		34
13.1.	No Dissolution	34
13.2.	Events Causing Dissolution	34
13.3.	Survival	34
13.4.	Winding Up	34
13.5.	Filing of Certificate of Cancellation	35
13.6.	Material Breach	35
13.7.	Claims of the Members	35

ARTICLE 14 WITHDRAWAL OF A MEMBER		35
14.1.	Withdrawal of a Member	35
14.2.	Effect of Withdrawal	35

ARTICLE 15 EXCHANGE		35
15.1.	Exchange of Membership Units	35
15.2.	Public Offering of Class A Common Stock	36
15.3.	Issuance and Conversion of Preferred Stock	36
15.4.	Equity Plan Compensation	37
15.5.	Availability of Authorized and Unissued Class A Common Stock	37

ARTICLE 16 ADDITIONAL AGREEMENTS		38
16.1.	Maintenance of Parent Entity as a Party	38
16.2.	Certificates	38
16.3.	Security	39
16.4.	Lost or Destroyed Certificates	39
16.5.	Most Favored Company	39
16.6.	Most Favored Pricing	39
16.7.	Change of Control	39
16.8.	Standstill	40
16.9.	Non-Hire and Non-Solicitation of Employees	40
16.10.	Members’ Expenses	40
16.11.	Insurance	40
16.12.	Freedom of Action	41
16.13.	Indemnification	41

ARTICLE 17 DISPUTE RESOLUTION		41
17.1.	Dispute Resolution	41
17.2.	Right to Injunctive Relief Before Appointment of Arbitrators	43

ARTICLE 18 MISCELLANEOUS		43
18.1.	Governing Law	43

18.2.	Notices	43
18.3.	Compliance with Applicable Laws	45
18.4.	Severability	45
18.5.	Counterparts	45
18.6.	Headings	45
18.7.	Successors and Assigns	45
18.8.	Entire Agreement; Amendment; Waiver	46
18.9.	No Relief of Liabilities	46
18.10.	Further Assurances	46
18.11.	Third Party Beneficiaries	46

	Schedules

Schedule 9.1.1	Capital Contributions
Schedule 9.1.2	SKT Contributions

	Exhibits

Exhibit A	Joinder

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of HELIO LLC, a Delaware limited liability company (the “Operating Company”), is made and entered into as of                       , 2007, by and among SK Telecom USA Holdings, Inc., a Delaware corporation (“SKT Holdings”), EarthLink, Inc., a Delaware corporation (“EarthLink”), the Management Company (as defined in Section 1.1) and the Operating Company.

WHEREAS, the Operating Company is a joint venture established by EarthLink and SK Telecom Co., Ltd., a corporation with limited liability organized under the laws of The Republic of Korea (“SKT”), for the purpose of developing and marketing branded wireless telecommunications services, including, without limitation, handsets, voice services, data services (including CDMA laptop cards and related software), stand-alone and other wireless services within the United States;

WHEREAS, the Members entered into the Limited Liability Company Agreement dated March 24, 2005, as amended and restated by the Amended and Restated Limited Liability Company Agreement dated October 25, 2005, as amended by the First Amendment to the Amended and Restated Limited Liability Company Agreement dated April 16, 2007 (as amended, the “Original Agreement”); and

WHEREAS, the Members desire to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises, mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1.                            Certain Definitions.  For the purposes of this Agreement, the following terms shall have the meanings set forth beside them in this Section 1.1.

“Act” shall mean the Delaware Limited Liability Company Act, as amended.

“Additional Capital” shall have the meaning set forth in Section 9.1.3.

“Additional Member” shall have the meaning set forth in Section 8.1.

“Adjusted Capital Account Deficit” shall have the meaning set forth in Section 10.2.4.

“Affiliate” shall mean with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person at any time during the period for which the determination of affiliation is being made.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Ancillary Agreements” shall mean, collectively, the Stockholders’ Agreement, the Contribution and Formation Agreement, the SKT Contribution Agreement and the Registration Rights Agreement.

“Beneficial Owner” shall mean a Person deemed to have “Beneficial Ownership” of any securities pursuant to Rule 13d-3 and 13d-5 of the Exchange Act, as such rules are in effect on the date of this Agreement, as well as any securities as to which such Person has the right to become Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that no Initial Member shall be deemed the “Beneficial Owner” or to have “Beneficial Ownership” of, or to “Beneficially Own,” any Membership Units or Shares owned by the other Initial Member solely by virtue of the rights set forth in this Agreement.

“Board of Directors” shall mean the Board of Directors of the Management Company.

“Business Plan” shall mean the set of detailed one-year and more general five-year plans and projections with respect to the Operating Company. Each Business Plan shall contemplate, among other matters:  (a) the markets to be covered by the Operating Company Business; (b) the activities of the Operating Company; (c) amounts that must be invested or otherwise contributed to the Operating Company by its Members, whether as capital contributions or loans, during the calendar year following that of the approval of the Business Plan, as well as the estimate for the four years immediately following; and (d) the rates of return and profitability that are expected to be obtained by the Operating Company. The Business Plan shall include, among other matters:  (i) market and feasibility studies; (ii) financial and market projections and schedules; (iii) projected balance sheets and financial statements; (iv) projected cash flow; (v) human resources plan; (vi) projected rates of return; (vii) timetables of additional investments and other contributions and (viii) an annual budget including, among other things, anticipated revenues, expenditures (capital and operating) and cash requirements of the Operating Company for the following year (the “Operating Budget”).

“Capital Account” when used with respect to any Member shall mean the capital account maintained for such Member in accordance with Section 9.3, as said capital account may be increased or decreased from time to time pursuant to the terms of Sections 9.3.1 and 9.3.2.

“Capital Contribution” when used with respect to any Member, shall mean the amount of capital contributed by such Member to the Operating Company in accordance with the Contribution and Formation Agreement or in accordance with this Agreement, including without limitation Additional Capital.

“CEO” shall have the meaning set forth in Section 6.4.

“Certificate of Formation” shall mean the Certificate of Formation of the Operating Company filed with the Delaware Secretary of State, as amended from time to time.

“Change of Control” shall mean the transfer of Control, or sale of all or substantially all of the assets (in one or more related transactions), of a holder of Class B Common Stock, from the Person that holds such Control or assets, to another Person, but shall not include a transfer of Control, or such sale of assets, to an Affiliate of such holder of Class B Common Stock.

“Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of the Management Company.

“Class A Options” shall have the meaning set forth in Article 5.5 of the Management Company Certificate.

“Class B Common Stock” shall mean the Class B Common Stock, par value $0.01 per share, of the Management Company.

“Class B Members” shall mean EarthLink, SKT Holdings and any permitted successors or assigns; provided that such Person or a Subsidiary or Parent Entity of such Person owns a share of Class B Common Stock.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Member” shall mean a Member holding Common Membership Units.

“Common Membership Units” shall mean a Membership Unit that entitles the holder of such Membership Unit to the rights and interests as described in this Agreement.

“Common Stock” shall mean the Class A Common Stock and the Class B Common Stock of the Management Company.

“Confidentiality Agreement” shall mean the confidentiality agreement entered into by and among EarthLink, SKT, SKT Holdings, the Management Company and the Operating Company as of March 24, 2005.

“Contracts” shall mean all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments, non-governmental licenses, notes, mortgages, indentures or other obligations.

“Contribution and Formation Agreement” shall mean the Contribution and Formation Agreement, entered into by and among SKT, SKTI and EarthLink, as such agreement may be amended from time to time. On March 24, 2005, SKTI assigned its rights, liabilities and obligations under the Contribution and Formation Agreement to SKT Holdings.

“Contribution Breach” shall mean a failure by SKT to make a scheduled cash contribution to the Operating Company in accordance with the SKT Commitment.

“Contribution Closing” shall mean the “Closing” as defined in the Contribution and Formation Agreement.

“Control” as used with respect to any Entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Entity through the ownership of voting securities or by contract.

“CPR” shall have the meaning set forth in Section 17.1.2.

“EarthLink” shall have the meaning set forth in the introductory paragraph.

“Entity” shall mean any corporation, firm, unincorporated organization, association, partnership, limited partnership, limited liability company, limited liability partnership, business trust, joint stock company, joint venture organization, Entity or business.

“Equivalent Amount” shall have the meaning set forth in Section 15.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“First Party” shall have the meaning set forth in Section 4.3.

“Fiscal Year” shall mean the Fiscal Year of the Operating Company, which shall be the period commencing on January 1 in any year and ending on December 31 in such year, or such other Fiscal Year that the Management Company shall determine.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any governmental or regulatory authority, court, agency, commission, body or other similar Entity.

“ICC” shall have the meaning set forth in Section 17.1.3.

“Initial Capital Contribution” shall have the meaning set forth in Section 9.1.1.

“Initial Member” shall mean SKT Holdings, EarthLink and the Management Company and any of their permitted successors or assigns.

“JV Securities” shall mean the Membership Units and the Shares.

“Litigation” shall mean any pending or threatened action, arbitration, complaint, criminal prosecution, breach, violation, claim, demand or demand letter, notice of non-compliance, default or breach, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting the Operating Company, its business or its assets.

“Lock-in Period” shall have the meaning set forth in Section 4.1.1.

“Losses” shall mean all losses, liabilities, damages, claims, demands, judgments, fines, penalties, interest or settlements of any nature or kind, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by any Person, but excluding lost profits, exemplary, indirect, special, incidental, punitive or consequential damages (except for any such otherwise excluded damages payable to a Third Party by the Member or the Operating Company).

“Management Company” shall mean HELIO, Inc., a Delaware corporation, and shall include any other successor Management Company selected in accordance with the terms hereof. Management Company shall be a “manager” of the Operating Company within the meaning of Section 18-101(10) of the Act.

“Management Company Certificate” shall mean the Certificate of Incorporation of Management Company, as in effect from time to time.

“Material Adverse Effect” shall have the meaning set forth in the Contribution and Formation Agreement.

“Material Breach” shall mean a material breach of this Agreement or the Ancillary Agreements that remains uncured for a period of ninety (90) days following receipt of notice of such breach; provided, that the cure period may be extended for an additional thirty (30) days if the breaching party is actively and diligently exerting good faith efforts to cure the breach.

“Member” shall initially mean and refer to SKT Holdings, EarthLink and the Management Company, and shall thereafter refer to their respective successors and permitted assigns, and any other members admitted to the Operating Company in accordance with Section 8.1.

“Members’ Meeting” shall have the meaning set forth in Section 7.4.

“Membership Interest” shall mean a Member’s entire equity ownership interest in the Operating Company at any particular time, including such Member’s share of the profits and losses of the Operating Company and right to receive distributions of the Operating Company’s assets, and all other benefits to which a Member may be entitled, all in accordance with the provisions of this Agreement and the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement. The Membership Interests constitute one class of limited liability company interest in the Operating Company.

“Membership Unit” shall mean a unit of ownership of the Operating Company which entitles the holder of such Membership Unit to a fractional, undivided share of the Membership Interests of all Members. The Membership Units shall consist of the Common Membership Units and the Preferred Membership Units.

“Membership Unit Exchange Rate” shall have the meaning set forth in Section 15.1.

“MVNO Services” shall have the meaning set forth in Section 5.7.2.

“New Member” shall have the meaning set forth in Section 8.2.

“Officers” shall mean the Chief Executive Officer and Chief Financial Officer of the Operating Company and such other officers of the Operating Company as shall from time to time be appointed by the Management Company until such time as any such officer is removed in accordance with the terms of his or her appointment.

“Operating Budget” shall have the meaning set forth in the definition of the Business Plan.

“Operating Company” shall have the meaning set forth in the introductory paragraph.

“Operating Company Business” shall mean the business transacted by the Operating Company and shall include the development and marketing of branded wireless telecommunications services, including, without limitation, handsets, voice services, data services (including CDMA laptop cards and related software), stand-alone and other wireless services in the United States.

“Operating Company Option” shall mean the non-compensatory option granted to the Management Company in connection with and corresponding to the grant by the Management Company of a Class A Option. The expiration date and exercise price of an Operating Company Option shall equal the exercise price of the corresponding Class A Option. Upon exercise of an Operating Company Option, the Management Company will be entitled to the rights and interests as described in Section 15.4. Termination of the corresponding Class A Option shall result in termination of the Operating Company Option granted to the Management Company in connection therewith.

“Operating Company Products and Services” shall mean the products and services which are offered and sold by the Operating Company or a Subsidiary thereof.

“Original Agreement” shall have the meaning set forth in the Recitals.

“Parent Entity” shall mean, with respect to any Entity that is a Subsidiary of a Person, the Person that, directly or indirectly, Beneficially Owns at least fifty percent (50%) of the equity of such Subsidiary and is not a Subsidiary of any Person.

“Parties” shall initially mean SKT Holdings, EarthLink and the Management Company and shall thereafter include any other Person executing a counterpart of this Agreement.

“Percentage Interest” shall mean a Member’s percentage interest in the total number of outstanding Membership Units as determined by dividing the number of Membership Units owned by such Member or any Subsidiary or Parent Entity of such Member by the total number of outstanding Membership Units then owned by all Members (including all Subsidiaries or Parent Entities of such Members). The Percentage Interests owned by the Class B Members as of the Contribution Closing are set forth on Schedule 9.1.1.

“Permitted Transfers” shall have the meaning set forth in Section 4.1.2.

“Person” shall mean any natural person or Entity.

“Preferred Member” shall mean a Member holding Preferred Membership Units.

“Preferred Membership Unit” shall mean a Membership Unit that entitles the holder of such Membership Unit to the rights and interests as described in this Agreement.

“Preferred Stock” shall mean the preferred stock of the Management Company.

“Provider” shall have the meaning set forth in Section 5.5.

“Public Common Stock” shall mean the Class A Common Stock that has been registered with the Securities and Exchange Commission for sale to the public.

“Public Offering” shall mean a sale of Public Common Stock to underwriters in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1, SB-2 or S-3 (or a successor form) under the Securities Act.

“Recommended Transaction” shall have the meaning set forth in Section 4.6.

“Registration Rights Agreement” shall mean the Registration Rights Agreement dated as of March 24, 2005, entered into by and among SKT, EarthLink and the Management Company.

“Regulations” shall mean the regulations promulgated under the Code from time to time.

“Restricted Services” shall have the meaning set forth in Section 5.1.

“Right of First Refusal” shall have the meaning set forth in Section 4.3.

“ROFR Percentage Interest” shall mean the percentage as determined by dividing the number of Total Outstanding Shares owned by SKT or any Subsidiary or Parent Entity of SKT by the number of Total Outstanding Shares then owned by all holders of Class B Common Stock and Subsidiaries and Parent Entities of holders of Class B Common Stock, but excluding the Shares owned by the First Party.

“ROFR Termination Date” shall have the meaning set forth in Section 4.3.

“Second Party” shall have the meaning set forth in Section 4.4.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall mean the issued and outstanding Common Stock and the Preferred Stock.

“SKT” shall have the meaning set forth in the Recitals.

“SKT Commitment” shall have the meaning set forth in Section 9.1.2.

“SKT Contribution Agreement” means the Contribution Agreement dated November 7, 2007 among EarthLink, SKT Holdings and the Operating Company.

“SKT Contribution Right” shall have the meaning set forth in Section 9.1.2.

“SKT Holdings” shall have the meaning set forth in the introductory paragraph.

“SKT Required Contribution” shall have the meaning set forth in Section 9.1.2.

“SKT Triggering Contribution” shall have the meaning set forth in Section 9.1.2.

“SKTI” shall mean SK Telecom International, Inc., a Delaware corporation.

“Stockholders’ Agreement” shall mean and refer to the Stockholders’ Agreement, entered into by and among SKT, EarthLink and the Management Company, as such agreement may be amended from time to time.

“Subject Interest” shall have the meaning set forth in Section 4.3.

“Subject Members” shall have the meaning set forth in Section 4.6.

“Subsidiary” shall mean, as to any Person, any Entity (i) of which such Person, directly or indirectly, owns securities or other equity interests representing fifty percent (50%) or more of the aggregate voting power or (ii) of which such Person possesses the right to elect fifty percent (50%) or more of the directors or Persons holding similar positions. The Operating Company shall be deemed to be a Subsidiary of the Management Company. The Operating Company shall not be deemed to be a Subsidiary of any Member other than the Management Company. The Management Company shall not be deemed to be a Subsidiary of any Member.

“Tag-along Election Notice” shall have the meaning set forth in Section 4.4.

“Tag-along Right” shall have the meaning set forth in Section 4.4.

“Tag-along Transfer Notice” shall have the meaning set forth in Section 4.4.

“Tax Matters Member” shall have the meaning set forth in Section 7.14.

“Third Party” shall mean any Person other than EarthLink, SKT Holdings, SKT, the Operating Company, the Management Company or any Affiliate of the foregoing.

“Total Outstanding Shares” shall mean, from time to time, the sum of (a) the number of shares of Class A Common Stock issued and outstanding and (b) the number of shares of Class A Common Stock obtained if all issued and outstanding shares of Class B Common Stock, Membership Units and shares of convertible Preferred Stock were then converted into shares of Class A Common Stock in accordance with Articles 5.1, 5.2 and 5.4, respectively, of the Management Company Certificate.

“Transfer” shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage or other disposition or encumbrance, of any beneficial or economic interest in any JV Securities, including those by operation or succession of law, merger or otherwise. A Transfer of JV Securities shall be deemed to have occurred upon any transfer of the stock of a Subsidiary holding the JV Securities that results in such Entity no longer being a

Subsidiary of a Class B Member. However, a Change of Control of a holder of Class B Common Stock shall not be deemed to be a Transfer.

“Transfer Notice” shall have the meaning set forth in Section 4.3.

“VOIP” shall mean voice over Internet protocol.

“VoWiFi” shall mean voice over WiFi.

“Wimax Enabled Devices” shall have the meaning set forth in Section 5.3.

“Withdrawal Event” shall have the meaning set forth in Section 14.1.

ARTICLE 2
THE OPERATING COMPANY AND ITS BUSINESS

2.1.                            Formation; Effectiveness. The Operating Company has been formed as a Delaware limited liability company pursuant to Section 18-201(d) of the Act. The Original Agreement became effective on March 24, 2005.

2.2.                            Name. The name of the Operating Company shall be HELIO LLC.

2.3.                            Term. The Operating Company shall continue in full force and effect until it is dissolved, wound up and terminated as hereinafter provided. The Operating Company shall exist as a separate legal Entity until the cancellation of the Certificate of Formation in accordance with the Act.

2.4.                            Filing of Certificate and Amendments. Subject to the restrictions set forth in the Management Company Certificate, the Management Company shall have the power and authority to execute and file or cause to be executed and filed any required amendments to the Certificate of Formation and do all other acts required to form the Operating Company as a limited liability company under the laws of the State of Delaware and to qualify the Operating Company to conduct business in each applicable jurisdiction.

2.5.                            Purpose and Powers.

2.5.1                     Operating Company Purpose. The purposes of the Operating Company are to (i) operate the Operating Company Business, (ii) make such additional investments and engage in such additional activities as the Management Company may approve and (iii) engage in any and all activities and exercise any power permitted to limited liability companies under the laws of the State of Delaware.

2.5.2                     Operating Company Powers. The Operating Company shall have the power and authority to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Operating Company set forth in this Section 2.5 and to conduct any other lawful activity not specifically prohibited to limited liability companies under the laws of the State of Delaware.

2.6.                            Principal Office:  Registered Agent. The principal office of the Operating Company is located in Los Angeles, California and may be changed from time to time at the discretion of the Management Company. The mailing address of the Operating Company shall be such address as may be selected from time to time by the Management Company. The registered agent of the Operating Company shall be The Corporation Trust Company and its registered office shall be Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

2.7.                            Names and Addresses of Members. The names and addresses of the Initial Members are as follows:

SK Telecom USA Holdings, Inc.

c/o SK Telecom Co., Ltd.

11, Euljiro2-ga, Jung-gu

Seoul, 100-999, Korea

Attention:  Jin Woo So, President

EarthLink, Inc.

1375 Peachtree Street, N.E.

Atlanta, Georgia  30309

Attention:  Chief Executive Officer

HELIO, Inc.

10960 Wilshire Blvd., Ste. 700,

Los Angeles, CA 90024

Attention:  Chief Executive Officer

2.8.                            Partnership Treatment.  It is intended that the Operating Company will be treated as a partnership solely for United States federal and, to the extent permitted by applicable law, state and local income tax purposes. The Members agree to take any action reasonably requested by the Operating Company that may be desirable to ensure that the Operating Company is so treated. No Member shall take any action that is inconsistent with such treatment.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1.                            Representations of the Members.

As of the date hereof, each of the Members, severally and not jointly, represents and warrants to the others as set forth below.

3.1.1                     Power and Authority. It has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform fully its obligations hereunder.

3.1.2                     Binding Agreement. This Agreement has been duly executed and delivered by it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.1.3                     Notices, Reports and Filings. No notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Entity, in connection with its execution and delivery of this Agreement, except those that have been made or obtained or that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on the Operating Company.

3.1.4                     Non-Contravention. The execution, delivery and performance of this Agreement by it does not, and the consummation by it of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of, or a default under, its organizational documents, (b) a breach of or violation of or a default under, or the acceleration of any obligations of or the creation of a lien or encumbrance on its assets (with or without notice, lapse of time or both) pursuant to any Contracts binding upon it or any law, statute or regulation or governmental or non-governmental permit or license to which it is subject or (c) any change in the rights or obligations of any party under any of such Contracts to which it is a party, except, in the case of clause (b) or (c) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect on the Operating Company.

ARTICLE 4
TRANSFER RESTRICTIONS

4.1.                            Transfer Restrictions. Until such time as a Triggering Event (as defined in Article 5 of the Management Company Certificate) shall occur, each Member agrees that it and its Subsidiaries and Parent Entities shall not Transfer or permit any Transfer, in any single transaction or series of related transactions, any JV Securities that are, directly or indirectly, Beneficially Owned by it, except in accordance with the terms of this Agreement and the Stockholders’ Agreement. Any Transfer of any JV Securities other than in accordance with this Agreement and the Stockholders’ Agreement shall be null and void.

4.1.1                     Lock-In Period. Until March 24, 2008 (the “Lock-in Period”), the Members and their Subsidiaries and Parent Entities shall not Transfer or solicit any Transfer of any JV Securities without the prior written consent of the non-transferring Class B Members, which cannot be unreasonably withheld. After the expiration of the Lock-In Period, the Members and their Subsidiaries may, subject to the restrictions on Transfer contained in this Article 4, Transfer all or any portion of their JV Securities to a Third Party without the necessity of obtaining the prior written consent of each of the Class B Member(s).

4.1.2                     Permitted Transfers. Notwithstanding anything in Section 4.1.1 to the contrary, the following Transfers of JV Securities will be permitted (the “Permitted Transfers”) without the necessity of obtaining the written consent of the Class B Members:

(a)                                  a Transfer to a Parent Entity (to which the Member is a wholly-owned Subsidiary) or a wholly-owned Subsidiary of the Member;

(b)                                 a Transfer in connection with a Public Offering as a selling stockholder;

(c)                                  a Transfer to the Operating Company or the Management Company; and

(d)                                 a pledge to a financial institution of a Member’s JV Securities in connection with a borrowing secured by a Member’s JV Securities together with substantially all of that Member’s other assets.

4.1.3                     Agreement to be Bound. In all circumstances other than those described in Section 4.1.2(b), a Transfer of JV Securities shall be given effect by the Operating Company or Management Company only upon receipt of the written agreement of the recipient of the transferred JV Securities agreeing to be bound by the terms and conditions of this Agreement or the Stockholders’ Agreement, as the case may be, and the Confidentiality Agreement.

4.1.4                     Effect of Transfer. Upon any Transfer of all of a Member’s JV Securities, the transferring Member will have no continuing rights or obligation under this Agreement or the Stockholders’ Agreement but shall continue to be bound by any Ancillary Agreements to which it is a party, in accordance with their terms.

4.2.                            [Reserved]

4.3.                            Right of First Refusal.  Subject to Section 4.5, if a Member (the “First Party”) receives a bona-fide written offer by a Third Party to purchase all or a portion of the First Party’s Membership Units (the “Subject Interest”) that the First Party desires to accept, the First Party shall promptly after receipt of the offer deliver notice (the “Transfer Notice”) to the Operating Company and SKT stating that the First Party proposes to Transfer the Subject Interest. The Transfer Notice shall (i) specify the purchase price and other material terms of the Transfer of the Subject Interest, (ii) identify the proposed purchaser, (iii) specify the date scheduled for the Transfer (which date shall not be less than ninety (90) days after the date the Transfer Notice is delivered) and (iv) have attached thereto a copy of the bona fide offer and any ancillary agreements containing terms and conditions of the sale of the Subject Interest. Within sixty (60) days after receipt of a Transfer Notice, SKT shall have the right to elect to purchase a portion of the Subject Interest being sold equal to their respective ROFR Percentage Interests (a “Right of First Refusal”), on terms and conditions no less favorable to the First Party than those set forth in the Transfer Notice; provided, that if such terms and conditions include non-cash assets or non-financial requirements that would be impracticable to satisfy, then SKT shall not be required to satisfy such terms, conditions and requirements, and the purchase price for the Subject Interest will include an amount equal to the fair market value of such non-cash assets. If SKT elects to purchase the Subject Interest, the First Party and SKT shall use reasonable efforts to consummate the closing of the purchase of the Subject Interest as soon as reasonably practicable and in any event within one hundred twenty (120) calendar days after receipt of the Transfer Notice (the “ROFR Termination Date”), provided, that if the closing does not occur by then due to the failure to receive any required regulatory approvals or consents, the ROFR Termination Date may be extended by either the First Party or SKT until such approvals are received, but in no event for a period of more than one hundred eighty (180) calendar days after receipt of the

Transfer Notice. If the Right of First Refusal is not exercised by SKT as to the entire Subject Interest within sixty (60) days of receipt of the Transfer Notice or the entire Subject Interest is not purchased from the First Party prior to the ROFR Termination Date, as adjusted for any extension thereto, then the First Party may sell the Subject Interest to the proposed purchaser identified in the Transfer Notice on the terms set forth therein, subject to the Tag-along Right of SKT provided in Section 4.4, below. If SKT agrees to purchase any portion of the Subject Interest in accordance with the foregoing and fails to complete the purchase of such portion of the Subject Interest prior to the ROFR Termination Date, other than as a result of a denial of any required regulatory approvals or consents, then SKT shall be deemed to have breached this Agreement and, in addition to any other right or remedy available to the First Party or the Management Company, shall be deemed to have forfeited its Tag-along Right under Section 4.4 in connection with the First Party’s right to sell the Subject Interest to the Third Party named in the Transfer Notice. The above Right of First Refusal shall not apply to a transaction which constitutes a Change of Control of a Class B Member.

4.4.                            Tag-along Right. If (i) the Right of First Refusal is not exercised by SKT as to the entire Subject Interest within sixty (60) days of receipt of the Transfer Notice or the entire Subject Interest is not purchased from the First Party on or before the ROFR Termination Date, as it may have been extended or (ii) SKT receives a bona-fide written offer by a Third Party to purchase SKT’s Subject Interest that SKT desires to accept, then the First Party or SKT, as applicable, shall promptly deliver written notice thereof (“Tag-along Transfer Notice”) to any non-transferring Class B Stockholder (each non-transferring Class B Stockholder a “Second Party” and collectively, the “Second Parties”) and each Second Party will have the right to sell to the Third-Party purchaser identified in the Tag-along Transfer Notice a portion of the Subject Interest, from such Second Party’s Membership Units, equal to the Subject Interest multiplied by such Second Party’s Percentage Interest (“Tag-along Right”); provided that no Second Party that has breached its obligations under Section 4.3 with respect to any Subject Interest may exercise any Tag-along Right with respect to such Subject Interest. A Second Party electing to exercise its Tag-along Right shall provide to the Operating Company and the First Party written notice of such election (the “Tag-along Election Notice”) within such sixty (60) day period. The Tag-along Election Notice shall specify the number of Membership Units to be included in the sale to the Third-Party purchaser. The consideration payable per Membership Unit to any Second Party electing to exercise its Tag-along Rights shall be equitably adjusted to give effect to the difference the Members would be entitled to receive with respect to such Membership Units if there were a dissolution of the Operating Company. Any sale pursuant to this Section 4.4 shall be consummated not later than sixty (60) days following delivery of the Tag-along Election Notice.

4.5.                            Limitation on the Right of First Refusal and Tag-along Right. The Right of First Refusal and Tag-along Right described in Sections 4.3 and 4.4, above, shall not apply to Permitted Transfers (as defined in Section 4.1.2). The Right of First Refusal and the Tag-along Right shall terminate upon a Public Offering of the Class A Common Stock and the availability of Rule 144 promulgated under the Securities Act, to Members for the Transfer of their Membership Units.

4.6.                            Drag-along Right. Notwithstanding anything herein to the contrary, in the event of a bona fide arm’s length sale (including a binding commitment to sell) to an unaffiliated Third

Party by SKT, in a single transaction or a series of related transactions (whether by sale of units, merger, amalgamation, consolidation, sale of assets or similar transaction), of not less than a majority of the Total Outstanding Shares then owned by SKT (a “Recommended Transaction”), each of the other Members (collectively, the “Subject Members”) will be obliged to sell if required by SKT, in the same transaction or transactions, the same proportion of the Total Outstanding Shares held by such Subject Member as being sold by SKT, and each Subject Member further agrees (if it is required to participate in the sale) to vote, or grant proxies to vote, the proportion of such Subject Member’s Total Outstanding Shares subject to the Recommended Transaction in favor of the Recommended Transaction and to take such other votes or actions as may be reasonably necessary to facilitate the Recommended Transaction. The obligations of the Subject Members pursuant to this Section 4.6 are subject to the satisfaction of the following conditions:

4.6.1                     Upon the consummation of the Recommended Transaction, all of the Subject Members shall receive the same proportion of the aggregate consideration from such Recommended Transaction that such Member would have received if such aggregate consideration had been distributed by the Operating Company in complete liquidation pursuant to the rights and preferences set forth herein. SKT unconditionally agrees that no consideration in connection with the Recommended Transaction will be diverted away from the Subject Members through value-added partnership or commercial agreements entered into in connection with such Recommended Transaction.

4.6.2                     If any Subject Member is given an option as to the form and amount of consideration to be received, all Subject Members will be given the same option.

4.6.3                     No Subject Members shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Recommended Transaction and no Subject Member shall be obligated to pay more than its pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Recommended Transaction to the extent such costs are incurred for the benefit of SKT and all Subject Members and are not otherwise paid by the Operating Company or the Management Company or the acquiring party (costs incurred by or on behalf of SKT or a Subject Member for its sole benefit will not be considered costs of the transaction hereunder); provided that SKT and a Subject Member’s liability for such expenses shall be shared pro rata based on SKT and each Subject Member’s Percentage Interest.

4.6.4                     In the event that SKT and all the Subject Members are required to provide any representations or indemnities in connection with the Recommended Transaction (other than representations and indemnities concerning (i) each Subject Member’s valid ownership of its Membership Units, free of all liens and encumbrances (other than those arising under applicable securities laws), and (ii) each Subject Member’s authority, power, and right to enter into and consummate such purchase or merger (amalgamation) agreement without violating any other agreement), then each Subject Member shall not be liable for more than its pro rata share (based upon the amount of consideration actually received) of any liability for misrepresentation or indemnity and such liability shall not exceed the total purchase price received by such Subject Member for its Membership Units.

4.6.5                     No Subject Member shall be obligated to enter into any non-competition or other restrictive covenant in connection with the Recommended Transaction unless (i) such restrictive covenant only prohibits the Subject Member from providing MVNO Services (as defined in Section 5.7.2) in the United States for a period of two (2) years, and (ii) SKT and each other Subject Member agree to such restrictive covenant in connection with the Recommended Transaction.

4.7.                            Sale of Operating Company.  Upon a sale of the Operating Company (whether by merger, unit sale, asset sale or otherwise), each Member shall receive the same proportion of the aggregate consideration from such sale that the Member would receive if there were a dissolution of the Operating Company pursuant to the terms of this Agreement.

ARTICLE 5
RESTRICTED SERVICES

5.1.                            Restricted Services.  For the periods specified below, the Operating Company and its Subsidiaries shall not provide the services set forth in this Section 5.1 (the “Restricted Services”), except as provided in Section 5.1.3 or pursuant to a written agreement with the party benefiting from such restrictions.

5.1.1                     EarthLink Services. For so long as EarthLink or a Subsidiary of EarthLink owns a share of Class B Common Stock, the Operating Company and its Subsidiaries shall not provide the following Restricted Services that the parties deem to compete with and overlap the products and services provided by EarthLink and its Affiliates: (a) Broadband internet access, including cable, DSL, PC-based satellite and fixed wireless; (b) Dial-up internet access; (c) Web hosting services; (d) VOIP or VoWiFi services over broadband; (e) PC-based wireless Wide Area Network or Local Area Network internet access services (e.g. home networking) and (f) Internet portal service for Third Parties that are not customers of the Operating Company or a Subsidiary thereof, except as needed for customer acquisition services and maintenance purposes.

5.1.2                     SKT Holdings Services. For so long as SKT or a Subsidiary of SKT owns a share of Class B Common Stock, the Operating Company and its Subsidiaries shall not provide the following Restricted Services that the parties deem to compete with and overlap the products and services provided by SKT Holdings and its Affiliates: (a) mobile virtual network enabler, wireless application service provider and managed services for wireless telecom service providers and (b) development and manufacture of wireless devices with the intent to sell such devices to wireless telecom service providers, provided, that the Operating Company and its Subsidiaries are permitted to purchase and distribute such devices that are manufactured by Third-Party manufacturers.

5.1.3                     Sales to Commercial Partners. Notwithstanding the above restrictions, the Operating Company and its Subsidiaries may offer the Operating Company Products and Services to commercial partners who bundle and sell the Operating Company Products and Services with products and services which constitute or are similar to the Restricted Services.

5.2.                            Products and Services Outside the Business Plan. The Operating Company and its Subsidiaries shall not engage in the development of new products and services that are outside of the approved Business Plan.

5.3.                            Wimax Enabled Devices. The Operating Company and its Subsidiaries, may distribute handset devices that contain the hardware and software components necessary to permit Wimax access (“Wimax Enabled Devices”) and related handset only Wimax access services, but, for so long as EarthLink or a Subsidiary of EarthLink owns a share of Class B Common Stock, may not sell PC-based Wimax services other than those of EarthLink. The Operating Company and its Subsidiaries may distribute Wimax Enabled Devices to Third Parties who bundle and resell the Wimax Enabled Devices with the Wimax handset only access services of such Third Party. The Operating Company may only offer EarthLink’s PC-based Wimax devices and services, which EarthLink shall make available to the Operating Company on prices, terms and conditions that are at least as favorable, from a financial perspective, to the Operating Company as the prices, terms and conditions of substantially similar products and services provided by EarthLink to a third party not affiliated with EarthLink. Distribution of any other Wimax convergent devices, between PC and handset devices, must be approved by (i) a majority of Class B Directors, and (ii) a majority vote of all directors.

5.4.                            [Reserved].

5.5.                            ASP. For so long as EarthLink or a Subsidiary of EarthLink owns a share of Class B Common Stock, each Member and each Subsidiary of a Member that acts as an ASP in the United States (each, a “Provider”) shall, if requested by the Operating Company, provide ASP solutions, applications and platforms (including a license or professional service with respect thereto, but excluding Coloring Service, to the Operating Company on terms no less favorable than those offered by the Provider to third party purchasers in the United States for substantially similar volumes of substantially similar products and services.

5.6.                            Future Services. EarthLink and SKT Holdings acknowledge that the list of Restricted Services is complete as of the date first above written. If EarthLink or SKT provides, any future products or services within the United States, such as wired-wireless integrated service or satellite/terrestrial digital broadcasting services, that are excluded from the then-current scope of Restricted Services, then, for so long as such Member or a Subsidiary of such Member owns a share of Class B Common Stock, EarthLink and SKT shall negotiate in good faith whether or not to include such services as part of the Restricted Services.

5.7.                            Exclusivity.

5.7.1                     From the date hereof until the earlier of (a) the date of the SKT Triggering Contribution or (b) two (2) years from the first date on which either Class B Stockholder’s ownership of the Total Outstanding Shares falls below ten percent (10%), EarthLink and SKT and their Subsidiaries shall not provide mobile wireless voice or data services over handsets in the United States; provided, however, in the event of a Contribution Breach, SKT shall not provide mobile wireless voice or data services over handsets in the United States from the date of the Contribution Breach until two (2) years from the first date on which either Class B Stockholder’s ownership of the Total Outstanding Shares falls below ten percent (10%). In the event that SKT provides mobile wireless voice or data services over handsets in the United States in the period between the date of the SKT Triggering Contribution and a Contribution Breach, upon a Contribution Breach (i) SKT must immediately cease providing all such services (other than through the Management Company or the Operating Company), (ii) any agreements entered into by SKT (other than through the Management Company or the Operating Company) related to providing such services will be void as of the date of the Contribution Breach and (iii) any Entity (which shall not include the Management Company or the Operating Company) created by SKT to provide such services must be dissolved. It is understood and agreed that money damages would not fully compensate EarthLink as a remedy for a Contribution Breach by SKT and, without prejudice to any other rights and remedies otherwise available to EarthLink, EarthLink shall be entitled to equitable relief by way of injunction, specific performance or otherwise with respect to this Section 5.7 in the event of a Contribution Breach.

5.7.2                     Other than through the Operating Company, EarthLink and SKT and their Subsidiaries shall not provide MVNO Services in the United States. The restrictions set forth in this Section 5.7.2 shall terminate on the date that is two (2) years from the first date on which either Class B Stockholder’s ownership of the Total Outstanding Shares falls below ten percent (10%). For purposes of this Section 5.7.2, “MVNO Services” means providing mobile voice and data services on mobile handsets without owning any material part of a mobile network or frequency pertaining to such said mobile services, but instead by leasing all or substantially all of the mobile network and frequency from mobile network operators.

5.7.3                     Neither EarthLink nor SKT nor their respective Subsidiaries shall assist any Parent Entity or any Subsidiary of a Parent Entity in any activity that would constitute a violation of the exclusivity provisions set forth in this Section 5.7 if it were performed by such party or its Subsidiary directly. Except as provided in this Agreement, nothing shall prohibit EarthLink and SKT or their respective Subsidiaries from competing with each other or the Operating Company, its Parent Entity or any of its Subsidiaries.

5.8.                            [Reserved.]

5.9.                            Availability of Injunctive Relief. The parties acknowledge that each may seek injunctive relief under Section 17.2 to satisfy the requirement of this Article 5 as well as for any other breach of this Agreement.

ARTICLE 6
MANAGEMENT OF THE OPERATING COMPANY

6.1.                            Management of the Operating Company.

6.1.1                     Management. The management of the Operating Company shall be vested exclusively in the Management Company acting through its Board of Directors or, if delegated by the Board of Directors of the Management Company, an officer of the Management Company. The Management Company acknowledges that its powers are subject to the terms of the Management Company Certificate and agrees at all times to abide by the terms and conditions set forth therein. All Strategic Decisions and Deadlock Matters (each as defined in

Article 8 of the Stockholders’ Agreement) shall be made and resolved as provided in the Stockholders’ Agreement. The Management Company shall serve until the Members shall determine by a unanimous vote of the Membership Units, excluding Membership Units held by the Management Company, to remove the Management Company. At such time, the Members shall elect a new Management Company by a unanimous vote of the Membership Units, excluding Membership Units held by the Management Company. If the Management Company is the sole Member of the Operating Company, then the Management Company shall be entitled to elect any successor to manage the Operating Company. The Management Company shall have the power on behalf and in the name of the Operating Company to carry out any and all of the objects and purposes of the Operating Company and to perform or authorize all acts which it may deem necessary or advisable in connection therewith. The Members agree that all determinations, decisions and actions made or taken by the Management Company in accordance with this Agreement and the Management Company Certificate shall be conclusive and absolutely binding upon the Operating Company, the Members and their respective successors, assigns and representatives. Without limiting the foregoing, the Board of Directors of the Management Company shall delegate, subject to rescission and to the approval rights of the Board of Directors set forth in Section 8.1 of the Stockholders’ Agreement, to its officers the powers and responsibilities set forth below in this Section 6.1.1.:

(a)                                  The power to develop and prepare the Business Plan and Operating Budget of the Operating Company each year for approval by the Management Company’s Board of Directors, in accordance with the Management Company Certificate;

(b)                                 The power to execute and deliver Contracts and other documents in the ordinary course of the Operating Company’s business;

(c)                                  The power to employ, retain, consult with and dismiss personnel;

(d)                                 The power to establish and enforce corporate governance and financial policies including, without limitation, limits of authority and internal controls with respect to all personnel and functions;

(e)                                  The power to engage attorneys, consultants, accountants and other agents and representatives of the Operating Company;

(f)                                    The power to develop or cause to be developed accounting procedures for the maintenance of the Operating Company’s books of account and the selection of appropriate financial systems and controls; and

(g)                                 The power to make all tax elections permitted to be made by partnerships except as otherwise provided in Section 8.1 of the Stockholders’ Agreement.

6.1.2                     Other Powers. The Board of Directors of the Management Company shall maintain all other powers and responsibilities to manage the Operating Company.

6.2.                            Compensation. The Management Company shall not be entitled to compensation for services rendered to the Operating Company in its capacity as the Management Company, but shall be entitled to receive from the Operating Company reimbursement of all of its out of pocket costs and expenses (a) required in connection with managing the business of the Operating Company Business, and (b) incurred in connection with making filings and reports under the Securities Act and the Exchange Act (including registration statements).

6.3.                            Issuances of Membership Units. The Operating Company issued Membership Units to the Initial Members in connection with the initial Contribution Closing in the amounts set forth on Schedule 9.1.1, and is authorized to issue additional Membership Units upon approval of the Board of Directors of the Management Company and in accordance with terms of this Agreement. The Management Company hereby authorizes the Operating Company to issue Membership Units to SKT in connection with the SKT Required Contribution, the SKT Triggering Contribution and other Additional Capital contributed by SKT as set forth on Schedule 9.1.2.

6.4.                            Officers. The Board of Directors of the Management Company will select the Chief Executive Officer of the Operating Company (the “CEO”). The CEO will be an employee of the Operating Company and will report to the Board of Directors of the Management Company. The CEO, together with the Board of Directors of the Management Company, will select the other Officers, define their roles and responsibilities and determine their compensation and other terms of employment. In the absence of a CEO, the Board of Directors of the Management Company may appoint such other Officers to perform the functions and duties of the CEO until a new CEO is selected by the Board of Directors of the Management Company. No Officer shall, without the prior approval of the Board of Directors of the Management Company, take or permit to be taken any action on behalf of or in the name of the Operating Company or enter into any commitment or obligation binding upon the Operating Company, except for (i) actions authorized in accordance with the terms and conditions of this Agreement and (ii) actions authorized by the Board of Directors of the Management Company in the manner set forth herein. The Management Company shall have the full and exclusive right, power and authority to act on behalf of the Operating Company except to the extent that the Management Company permits the Officers or any one of them to exercise such power on behalf of the Management Company.

ARTICLE 7
MEMBERSHIP UNITS AND MEMBERS

7.1.                            Membership Units. The ownership of the Operating Company shall be represented by Membership Units which may be issued by the Operating Company in the form of either Common Membership Units or Preferred Membership Units. Except as provided in this Agreement, the Common Membership Units and Preferred Membership Units shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, and shall be subject to the same qualifications, limitations and restrictions thereof.

7.1.1                     No Impairment of Membership Units. The Operating Company may not, without first obtaining the approval of the Board of Directors of the Management Company and in accordance with the Stockholders’ Agreement (a) authorize or issue, or issue, or obligate itself to issue, any other Membership Interest having a preference over the Membership Units held by the holders of Class B Common Stock with respect to voting, dividends, conversion or liquidation rights or (b) take any action, whether by merger, consolidation or otherwise, that alters or changes the powers preferences, privileges or special rights of the Membership Units held by the holders of Class B Common Stock if such alteration or change would adversely affect the holders of the Membership Units held by the holders of Class B Common Stock.

7.2.                            Powers of Members. Members shall have only such rights and powers as are granted to Members pursuant to the express terms of this Agreement and the Act. Except as otherwise expressly and specifically provided in this Agreement, no Member, in such capacity, shall have any authority to bind, to act for, to sign for or to assume any obligation or responsibility on behalf of, any other Member or the Operating Company. Except as expressly set forth in the fourth sentence of Section 6.1.1, Section 7.14.3 and Section 13.2.1 of this Agreement, no action by the Operating Company shall require the vote or approval of any Member in its capacity as a Member.

7.3.                            Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Operating Company’s property.

7.4.                            Place of Members’ Meetings. Meetings of Members (each, a “Members’ Meeting”) shall be held at the principal office of the Operating Company, or at such other place as Members shall unanimously agree.

7.5.                            Meetings. A Members’ Meeting may be called by any Member for any matter which is appropriate for consideration thereat. Members’ Meetings shall be held from time to time, but no fewer than once in each calendar year. Meetings shall be chaired by the Chairman of the Management Company, and the Secretary of the Meeting shall be appointed by the Chairman of the Management Company.

7.6.                            Telephonic Meetings. Members’ Meetings may be held through the use of conference telephone or similar communications equipment so long as all Persons participating in such Members’ Meetings can hear one another at the time of such Members’ Meeting. Participation in a Members’ Meeting via conference telephone or similar communications equipment in accordance with the preceding sentence constitutes presence in person at the Members’ Meeting.

7.7.                            Notice of Meetings. Written notice of a Members’ Meeting shall state the place, date and hour of such Members’ Meeting, and the general nature of the business to be transacted. Notice shall be given in the manner prescribed in Section 18.2 not fewer than ten (10) days nor more than sixty (60) days before the date thereof.

7.8.                            Waivers. Notice of a Members’ Meeting need not be given to any Member who signs a waiver of notice, in person or by proxy, whether before or after the Members’ Meeting. The attendance of any Member at a Members’ Meeting, in person or by proxy, without protesting, prior to the conclusion of such Members’ Meeting, the lack of notice of such Members’ Meeting, shall constitute a waiver of notice by such Member, provided, that such Member has been given an adequate opportunity at the meeting to protest such lack of notice.

7.9.                            Quorum. The attendance of an authorized representative of each Class B Member, each with the right to vote their Membership Units, shall constitute a quorum at a Members’ Meeting for the transaction of any business. If there are no Class B Members, the attendance of an authorized representative of Members holding no less than two thirds of the issued and outstanding Membership Units shall constitute a quorum. If no quorum is present, holders of a majority of Membership Units present in person or by proxy may adjourn the Members’ Meeting. If a quorum is present, the affirmative vote of holders of at least two-thirds of the Membership Units present in person or by proxy shall constitute the action of the Members. Notice of the adjournment (with the new date, time and place) shall be given to all Members who were absent at the time of the adjournment and, unless such date, hour and place are announced at the Members’ Meeting, to the other Members.

7.10.                     Proxies. Every Member entitled to vote at a Members’ Meeting may authorize another Person or Persons to act for it by proxy. Every proxy must be signed by the Member or his attorney-in-fact. Every proxy shall be revocable in writing at the sole and absolute discretion of the Member executing it.

7.11.                     Voting Power. Each Membership Unit shall be entitled to one (1) vote on all matters to be voted on by the Members.

7.12.                     Written Consent. Any action required or permitted to be taken at any Members’ Meeting may be taken without a meeting if all Members consent thereto in writing. Any such written consents shall be filed with the minutes of the proceedings.

7.13.                     Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Operating Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Operating Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Operating Company solely by reason of being a Member.

7.14.                     Designation of Tax Matters Member:  Tax Matters. The Management Company shall act as the “tax matters partner” of the Operating Company, as provided in the regulations pursuant to Section 6231 of the Code (the “Tax Matters Member”). To the extent and in the manner provided by applicable Code sections and Regulations thereunder, the Tax Matters Member (a) shall furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS and (b) shall inform each Member of administrative or judicial proceedings for the adjustment of the Operating Company items required to be taken into account by a Member for income tax purposes. The Tax Matters Member shall not enter into an agreement with the IRS or any other taxing authority to extend the limitation period for assessment of any federal, state or local income, franchise or unincorporated business tax of any Member or owner thereof nor settle with the IRS or any other taxing authority to disallow deductions or increase income from the Operating Company with respect to any Member, unless all of the Members shall have agreed thereto. Each Member hereby reserves all rights under applicable law, including the right to retain independent counsel of its choice at its expense (which counsel shall receive the full cooperation of the Management Company and shall be entitled to prior review of all submissions by the Operating Company in respect of any dispute with the relevant taxing authority).

7.14.1              Audit. Notwithstanding the foregoing, each Initial Member shall retain the right to control the portion of any audit relating to depreciation or gain or loss with respect to any of the assets contributed at the Contribution Closing by or on behalf of Affiliates of such Initial Member, respectively, for any taxable year.

7.14.2              Tax Filings. On or before May 1 of each year, the Operating Company shall provide to each Member (i) a draft Internal Revenue Service Schedule K-1 and Form 1065, (ii) information required by such Member to allocate and apportion income for state income tax purposes and (iii) such other information concerning the Operating Company reasonably requested by any Member. Each Member shall have the right to object to any amount or information reported on such draft Schedule or Form on or before May 15 of any given year. If the Members cannot agree about the contents of such draft Schedule or Form, the tax director of the Management Company shall resolve the dispute in such a manner that maximizes or accelerates tax deductions or minimizes or defers taxable income.

ARTICLE 8
ADMISSION OF ADDITIONAL MEMBERS

8.1.                            Admission Upon Transfer. Upon a Transfer of Membership Units (other than a pledge permitted under Section 4.1.2 of all or any of a Member’s Membership Units), the Operating Company is authorized to admit any Person who is a transferee of such Membership Units as an additional member of the Operating Company (each, an “Additional Member” and collectively, the “Additional Members”); provided, that no such Person shall be entitled to any rights hereunder except pursuant to a Transfer in accordance with this Agreement. Each such Person shall be admitted as an Additional Member at the time such Person executes a joinder to this Agreement as provided in Section 8.3 and the Confidentiality Agreement and such Transfer is given effect under Article 4.

8.2.                            Admission Upon Contribution. Upon a contribution by an unaffiliated Third Party approved by the Board of Directors of the Management Company or an assignee of all or part of the SKT Contribution Right for amounts in excess of the SKT Triggering Contribution (each, a “New Member”), the Operating Company is authorized to (i) issue such number of Membership Units as determined by the Board of Directors of the Management Company, and (ii) admit such Person as a New Member of the Operating Company. Each such Person shall be admitted as a New Member at the time such Person executes a joinder to this Agreement as provided in Section 8.3, and executes a counterpart to the Confidentiality Agreement.

8.3.                            Joinder. Any Person that is being admitted as an Additional Member or a New Member pursuant to this Article 8 shall, without the need for approval by any other party to this Agreement, become a party to this Agreement by executing and delivering a joinder signature page hereto in the form of Exhibit A hereto whereupon such Person shall be deemed a “Member” for all purposes of this Agreement and shall automatically be added to Schedule 9.1.1 hereto.

8.4.                            Acceptance of Prior Acts. Any Person who becomes an Additional Member or a New Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Operating Company prior to the date it became an Additional Member or a New Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Operating Company prior to said date and which are in force and effect on said date.

ARTICLE 9
CAPITAL CONTRIBUTIONS AND
CAPITAL ACCOUNTS

9.1.                            Capital Contributions.

9.1.1                     Initial Capital Contributions. At the Contribution Closing, the Initial Members contributed capital, or made a commitment to contribute capital, to the Operating Company in the form and amount required under the Contribution and Formation Agreement. In exchange for such capital contributions and the commitment of each Initial Member to make all future capital contributions required under the Contribution and Formation Agreement (each an “Initial Capital Contribution”), the Operating Company issued Membership Units to the Initial Members at the Contribution Closing in the amounts set forth on Schedule 9.1.1, hereof. Additional Initial Capital Contributions by an Initial Member in accordance with the Contribution and Formation Agreement shall not result in the issuance of any additional Membership Units or any modification to the Percentage Interest of each Initial Member set forth on Schedule 9.1.1, provided, however, the contributing Initial Member’s basis in the Membership Units issued to such Initial Member at the initial Contribution Closing shall be increased by the value of such future Initial Capital Contributions. The Members shall adopt a revised Schedule 9.1.1 reflecting the then current Percentage Interests of the Members upon the occurrence of either of the following: (a) the admission of an Additional Member pursuant to Section 8.1; (b) the admission of a New Member pursuant to Section 8.2; or (c) contribution of Additional Capital pursuant to Section 9.1.2 or 9.1.3.

9.1.2                     Required Additional Capital Contributions. As of the date hereof, SKT Holdings shall contribute to the Operating Company an aggregate amount of Seventy Million Dollars ($70,000,000) (the “SKT Required Contribution”). In exchange for the SKT Required Contribution, the Operating Company will issue Preferred Membership Units to SKT Holdings in the amounts set forth on Schedule 9.1.2. Prior to December 31, 2009, SKT Holdings may also contribute up to an additional Two Hundred Million Dollars ($200,000,000) (the “SKT Contribution Right”) on the terms set forth on Schedule 9.1.2. The payment of the SKT Required Contribution and a written commitment made by SKT to the Operating Company and EarthLink on or before December 31, 2007 to contribute an additional Eighty Million Dollars ($80,000,000) on the terms set forth on Schedule 9.1.2 prior to June 30, 2008 (the “SKT Commitment”) will constitute an “SKT Triggering Contribution”. EarthLink is not required to contribute any Additional Capital (as defined in Section 9.1.3). The Operating Company may not issue Membership Units to SKT at a price per unit less than $3.00 unless (i) in connection with a contribution being made by an unaffiliated Third Party together with SKT in which such unaffiliated Third Party is investing fifty percent (50%) or more of the aggregate contribution, (ii) SKT and EarthLink agree in writing, or (iii) an independent valuation consultant has determined that the “fair market value” of the Membership Units is less than $3.00 per unit; provided, however, this restriction does not apply to issuances to the Management Company in connection with the exercise, conversion or exchange of equity rights (A) existing prior to the date hereof or reserved for issuance prior to the date hereof, or (B) otherwise approved by the affirmative vote of a majority of Class B directors(including at least one (1) Class B director appointed by each Member entitled to appoint a Class B director). Notwithstanding the foregoing, the SKT Triggering Contribution must be made on the terms set forth on Schedule 9.1.2. Any independent valuation consultant engaged pursuant to this Section 9.1.2 shall be selected by the mutual agreement of EarthLink and SKT and all expenses related to the valuation shall be paid by the Operating Company or the Management Company.

9.1.3                     Additional Capital Contributions. In connection with (a) amounts contributed pursuant to Section 9.1.2, and (b) a determination by the Board of Directors of the Management Company that the Operating Company requires additional capital or proposes to issue securities convertible into or exchangeable for Membership Units (other than securities issuable to the Management Company in connection with the exercise, conversion or exchange of stock options, warrant or equity rights (i) existing prior to the date hereof or reserved for issuance prior to the date hereof, or (ii) otherwise approved by the affirmative vote of a majority of Class B directors (including at least one (1) Class B director appointed by each Member entitled to appoint a Class B director) (collectively, “Additional Capital”), each Member shall have the right (but not the obligation, other than obligations set forth in Section 9.1.2) to contribute its share of such Additional Capital. For such purposes, each Member’s share of Additional Capital shall equal the percentage determined by dividing the Member’s Capital Contributions by the total Capital Contributions of all the Members as of such time. If, within fifteen (15) days following receipt from the Management Company of a notice specifying the amount of Additional Capital so required, a Member fails to contribute its share of such Additional Capital, then the other Members shall have the right to contribute their portion of the uncontributed Additional Capital as measured by the ratio of each Member’s share of the Additional Capital, excluding the share of Additional Capital for the non-contributing Member. If, within fifteen (15) days following receipt from the Management Company of a notice of such Member’s right to contribute its portion of uncontributed Additional Capital, the Members have failed to contribute all of such Additional Capital, the Operating Company may issue Membership Units in exchange for the contribution of the uncontributed Additional Capital, on substantially the same terms as offered to the Members, to any Person, who shall become a New Member pursuant to Section 8.2. The Operating Company shall issue Membership Units for such Additional Capital. All cash contributed by the Members (including the New Members) and all cash and investment accounts shall be held in financial institutions organized under the laws of the United States of America and deposited in accounts denominated in United States Dollars.

9.1.4                     Cancellation of Certain Initial Capital Contributions. As of the date of the SKT Triggering Contribution, Membership Units issued to EarthLink in exchange for $40,000,000 of non-cash assets contributed by EarthLink as part of the Initial Capital Contribution will be cancelled and the Percentage Interest of the Members shall be re-calculated taking into account such cancellation. In the event that the Membership Units subject to this Section 9.1.4 are cancelled upon the SKT Commitment and the $150,000,000 payable upon the SKT Triggering Contribution is not paid in full by June 30, 2008, such cancelled Membership Units will be reissued to EarthLink at no cost and the Percentage Interest of the Members shall be recalculated taking into account such issuance.

9.2.                            Membership Units; Capital Contributions. The Membership Units shall be considered personal property of the Member. Except as provided in this Agreement, no Member shall be entitled to the return of its Capital Contribution or to receive a distribution other than as provided in this Agreement. No return of a Member’s Capital Contributions shall be made hereunder if such distribution would violate applicable state law. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement.

9.3.                            Capital Accounts. An individual Capital Account shall be established and maintained for each Member in accordance with federal income tax accounting principles. The Capital Account of each Member shall be maintained in accordance with the provisions of this Section 9.3.

9.3.1                     Capital Account Increases. The Capital Account of each Member shall be increased by (a) the amount of any cash and the agreed net fair market value (as used herein, “agreed net fair market value” of property shall mean the gross fair market value of the property reduced by all liabilities encumbering the property, as determined by the Board of Directors of the Management Company as of the date of contribution) of any property contributed as a Capital Contribution to the capital of the Operating Company by such Member, (b) the amount of any profits allocated to such Member, (c) amounts of gain allocated pursuant to Section 10.3.4 and (d) amounts of gain allocated pursuant to Section 10.3.7.

9.3.2                     Capital Account Decreases. The Capital Account of each Member shall be decreased by (a) the amount of any losses allocated to such Member, (b) the amount of any cash and the agreed net fair market value as of the date of distribution of any property distributed to such Member, (c) amounts of loss allocated pursuant to Section 10.3.4 and (d) amounts of loss allocated pursuant to Section 10.3.7.

9.3.3                     Transferee Capital Accounts. A transferee of a Membership Unit shall succeed to the Capital Account (or portion of the Capital Account) attributable to such transferred Membership Unit of the transferring Member.

9.3.4                     Operating Company Options. The Operating Company shall make appropriate adjustments to Capital Accounts in connection with the exercise of an Operating Company Option. For this purpose, the Capital Account attributable to a Common Membership Unit issued upon exercise of an Operating Company Option shall include its share of unrealized income, gain, loss or deduction that is inherent in the Operating Company’s property calculated and allocated consistent with Article 10 of this Agreement and taking into account all such unrealized income, gain, loss or deduction even if reflected in all other Members’ Capital Accounts previously (other than unrealized income, gain, loss or deduction attributable to Member contributed property and specially allocable to such Member). The Operating Company will revalue its property immediately after the exercise of the Operating Company Option. For this purpose, the fair market value assigned to any property revalued by the Operating Company will be regarded as correct, provided that (i) the value is reasonably agreed to by the Members in arm’s-length negotiations and (ii) the Members have sufficiently adverse interests. Such revaluation shall be on a property-by-property basis, except as otherwise allowed. In determining the Capital Accounts of the Members (including the Management Company), the

Operating Company first will allocate any unrealized income, gain, loss or deduction in Operating Company property (that has not been reflected in the Capital Accounts previously) to the Management Company to the extent necessary to reflect the Management Company’s right to share in the Operating Company capital under this Agreement, and then allocate any remaining unrealized income, gain, loss or deduction (that has not been reflected in the Capital Accounts previously) to the existing Members (including the Management Company), to reflect the manner in which the unrealized income, gain, loss or deduction in Operating Company property will be allocated among those Members if there were a taxable disposition of such property for its fair market value on that date calculated consistent with Article 10 of this Agreement. If, after making the allocations described in the preceding sentence, the Management Company’s Capital Account still does not reflect the Management Company’s right to share in Operating Company capital under this Agreement, then the Operating Company will reallocate Operating Company capital between the existing Members and the Management Company so that the Management Company’s Capital Account will reflect the Management Company’s right to share in Operating Company capital under this Agreement. Any increase or reduction in the Capital Accounts of existing Members that occurs as a result of a Capital Account reallocation will have to be allocated among the existing Members in accordance with these rules. This Agreement requires corrective allocations to take into account all Capital Account reallocations according to the preceding sentence, which corrective allocations will be made until the Capital Account reallocations are eliminated. In connection with the foregoing adjustments, the fair market value of Operating Company property will be reduced by the fair market value of outstanding Operating Company Options as of the date of adjustment to the extent of the unrealized income or gain in Operating Company property (allocated in proportion to their respective amounts of unrealized appreciation).

9.3.5                     Maintenance of Capital Accounts. Notwithstanding any other provision of this Agreement, all Capital Accounts of the Members shall be determined and maintained in accordance with the capital accounting rules of Section 1.704-1(b)(2)(iv) of the Regulations.

ARTICLE 10
TAX ALLOCATIONS

10.1.                     Allocation of Profits. After giving effect to the special allocations set forth in Sections 10.3 and 10.4, profits for any Fiscal Year shall be allocated as follows:

10.1.1              Prior Preferred Member Losses Allocated. First, profits for any Fiscal Year shall be allocated to those Preferred Members who are allocated losses pursuant to Sections 10.2.3 and 10.2.4 in proportion to and in an amount equal to any such losses allocated to such Preferred Members pursuant to Sections 10.2.3 and 10.2.4 below to restore the losses allocated to such Preferred Members with respect to their Preferred Membership Units.

10.1.2              Prior Common Member Losses Allocated. Second, profits for any Fiscal Year shall be allocated to those Common Members who are allocated losses pursuant to Sections 10.2.2 and 10.2.4 in proportion to and in an amount equal to any such losses allocated to such Common Members pursuant to Sections 10.2.2 and 10.2.4 below to restore the losses allocated to such Common Members with respect to their Common Membership Units.

10.1.3              Special Allocation to Common Members. Third, profits for any Fiscal Year shall be allocated to the Common Members in proportion to their respective Percentage Interests in such amounts as are necessary to cause the balances of the Capital Accounts of such Common Members, when divided by total Capital Accounts, to equal their respective Percentage Interests.

10.1.4              Percentage Interests. Fourth, profits for any Fiscal Year shall be allocated among the Members in proportion to their respective Percentage Interests.

10.2.                     Allocation of Losses. After giving effect to the special allocations set forth in Sections 10.3 and 10.4, losses for any Fiscal Year shall be allocated as follows:

10.2.1              Prior Member Profits Allocated. First, losses for any Fiscal Year shall be allocated (i) among the Members who are allocated profits pursuant to Section 10.1.4 in proportion to and in amounts equal to any such profits allocated to such Members pursuant to Section 10.1.4 to offset the profits allocated to such Members with respect to their Membership Units, and then (ii) among the Common Members who are allocated profits pursuant to Section 10.1.3 in proportion to and in amounts equal to any such profits allocated to such Common Members pursuant to Section 10.1.3 to offset the profits allocated to such Common Members with respect to their Common Membership Units.

10.2.2              Common Members. Second, losses for any Fiscal Year shall be allocated among the Common Members in proportion to their respective Percentage Interests, subject to the limitation in Section 10.2.4 below.

10.2.3              Preferred Members. Third, losses for any Fiscal Year shall be allocated among the Preferred Members in proportion to their respective Percentage Interests, subject to the limitation in Section 10.2.4 below.

10.2.4              Limitation on Allocation of Losses. Losses allocated pursuant to Sections 10.2.1, 10.2.2 and 10.2.3 shall not exceed the maximum amount of losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some, but not all, of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of losses pursuant to Sections 10.2.1, 10.2.2 and 10.2.3 the limitations set forth in this Section 10.2.4 shall be applied on a Member by Member basis so as to allocate the maximum permissible losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations. “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:  add to such Capital Account any amount which such Member is treated as obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) by virtue of such Member’s guarantee or indemnity agreement with respect to any Company debt or is deemed obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and subtract from such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

10.3.                     Special Allocations. The following special allocations shall be made in the following order:

10.3.1              Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, (a) nonrecourse deductions of the Operating Company within the meaning of Section 1.704-2 of the Regulations, other than partner nonrecourse deductions within the meaning of Section 1.704-2(i), of the Regulations, shall be allocated among the Members in accordance with their respective Percentage Interests, (b) any partner nonrecourse deductions within the meaning of Section 1.704-2(i) of the Regulations, shall be allocated in accordance with Sections 1.704-2(i) and 1.704-2(k) of the Regulations, and (c) if there is a net decrease in “minimum gain” within the meaning of Sections 1.704-2(d) and 1.704-2(i)(3) of the Regulations for any Fiscal Year of the Operating Company, items of gain and income shall be allocated among the Members in accordance with the “minimum gain chargeback” rules contained in Sections 1.704-2(f) and (g) and 1.704-2(i)(4) of the Regulations. The Members’ respective interests in the Operating Company profits for purposes of allocating excess nonrecourse liabilities of the Operating Company within the meaning of Section 1.752-3(a)(3) of the Regulations shall be equal to their respective Percentage Interests.

10.3.2              Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Operating Company income and gain (consisting of a pro rata portion of each item of the Operating Company income, including gross income and gain for such Fiscal Year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, such deficit in the Capital Account of such Member as quickly as possible. This provision is intended to comply with the “qualified income offset” requirements of Section 1.704-1(b)(2)(ii)(d) of the Regulations, and this provision shall be interpreted in accordance with those requirements.

10.3.3              Elimination of Capital Account Deficits. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is treated as obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations by virtue of such Member’s guarantee or indemnity with respect to Operating Company debt and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Operating Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 10.3.3 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if this Section 10.3.3 were not in this Agreement.

10.3.4              Adjustments to Capital Accounts. If the value for Capital Account purposes of any Operating Company property is adjusted pursuant to Section 9.3 or Section 10.3.7 hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its adjusted value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

10.3.5              Corrective Allocations. Corrective allocations (consisting of a pro rata portion of each item) of items of gross income and gain, or gross loss and deduction, shall be specially allocated to take into account the differences in the Operating Company’s corresponding book items as a result of Section 9.3.4.

10.3.6              Allocation of Class A Option and Other Compensation Deductions. Any deductions for compensation associated with the grant or exercise of a Class A Option, or the payments under Section 15.4, shall be allocated solely to the Management Company and without regard to the provisions of Sections 10.1 and 10.2 hereof.

10.3.7              Revaluation Upon Additional Contributions. As of the date hereof and as of the date of payment of the SKT Commitment, the Operating Company shall revalue its properties. If such revaluation results in a net book loss, such loss shall be allocated (i) first, to the Common Members in the ratio of their Capital Account balances until such balances are equal to zero; and (ii) second, to the Preferred Members so that the ratio of the Capital Account balances of such Members equal, as nearly as possible, the ratio of their Percentage Interests, after taking into account any adjustment to such Percentage Interests pursuant to Section 9.1.4. If such revaluation results in a net book gain, such gain shall be allocated to the Preferred Members so that the ratio of the Capital Account balances of such Members equal, as nearly as possible, the ratio of their Percentage Interests, after taking into account any adjustment to such Percentage Interests pursuant to Section 9.1.4.

10.4.                     Other Allocation Rules.

10.4.1              Calculation of Profits and Losses. Except as otherwise set forth in this Agreement, profits and losses of the Operating Company shall be determined for each Fiscal Year in accordance with the method of accounting followed by the Operating Company for federal income tax purposes and otherwise in accordance with GAAP, as modified by Section 1.704-1(b)(2)(iv) of the Regulations. Except as otherwise provided in this Agreement, whenever a proportionate part of the Operating Company profit or loss is allocated to a Member, every item of income, gain, loss or deduction entering into the computation of such profit and loss shall be considered allocated and every item of credit or tax preference applicable to the period during which such profit or loss was realized shall be considered allocated to such Member in the same proportion. All allocations of such items for federal income tax purposes shall be identical to the allocations set forth in this Article 10, except as otherwise required by Section 704(c) of the Code and Section 1.704-1(b)(4) of the Regulations.

10.4.2              Substantial Economic Effect. The Members intend that the allocations of profits and losses under this Agreement shall have substantial economic effect (or be consistent with the Members’ interests in the Operating Company in the case of allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Accordingly, the provisions of Article 10 hereof and the other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent. It is the Members’ intention that the Operating Company comply with the provisions of Section 1.704-1(b) of the Regulations. However, should such section be modified in a manner that, in the event the Operating Company were to comply with such section as modified, the economic intentions of the Members would be distorted, the economic intentions of the Members shall govern.

10.4.3              Closing of the Books Method. If a Member Transfers its interest in the Operating Company, the distributive shares of the various items allocable among the Members during such Fiscal Year of the Operating Company shall be allocated between the transferor and the transferee based on the closing-of-the-books method, which will result in the allocation of items between the transferor and the transferee based on the respective portions of such Fiscal Year in which each was a Member. However, if both the transferor and the transferee consent, the distributive shares of the various items allocable among the Members may be allocated between the transferor and the transferee on the basis of the number of days in such Fiscal Year preceding and following the effective date of the transfer. Moreover, the distributive share of the various items allocable among the Members as a result of (i) the exercise of an Operating Company Option in connection with the exercise of a Class A Option or warrant to purchase Class A Common Stock or (ii) the Management Company issuing any additional Class A Common Stock to third parties, shall be allocated between the transferor and transferee on the basis of the number of days in such Fiscal Year preceding and following the effective date of the transfer.

10.4.4              Built-in Gain or Loss. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the Operating Company shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the tax bases of such property and such property’s fair market value as of the time of contribution to the Operating Company. Unless otherwise determined by the Management Company, such allocations shall be made pursuant to the “traditional method,” as set forth in Section 1.704-3(f) of the Regulations without curative or remedial allocations.

10.4.5              Income Tax Effects. The Members are aware of the income tax consequences of the allocations made in this Article 10 and hereby agree to be bound by the provisions of this Article 10 in reporting their shares of Operating Company income and loss for income tax purposes, except to the extent otherwise required by law.

ARTICLE 11
DISTRIBUTIONS

11.1.                     Distributions. Except as otherwise provided in Sections 11.2, 11.4, 11.5 and 11.6 below, all distributions to Members with respect to each Fiscal Year shall be made, at such time and in such amounts, if any, as the Management Company shall determine, as follows:

11.1.1              Preferred Members. First, distributions for any Fiscal Year shall be made to the Preferred Members in accordance with their Percentage Interests until the balances of the Capital Accounts of the Common Members, when divided by total Capital Accounts, equal their respective Percentage Interests.

11.1.2              Positive Capital Accounts. Second, distributions for any Fiscal Year shall be made to the Members in accordance with the Members’ respective positive Capital Account balances until such Capital Accounts are equal to zero.

11.1.3              Percentage Interests. Third, distributions for any Fiscal Year shall be made among the Members in accordance with their respective Percentage Interests.

11.2.                     Distribution of the Proceeds upon Dissolution. Upon a dissolution of the Operating Company, except as otherwise provided in Section 11.4 below, the net proceeds of dissolution shall be applied and distributed in the order of priority set forth below.

11.2.1              Operating Company Obligations. First, towards the satisfaction of all outstanding debts and other obligations of the Operating Company, including expenses of dissolution and the establishment of any reserves deemed necessary by the Management Company for any contingent or unforeseen liabilities or obligations of the Operating Company.

11.2.2              Member Loans. Second, towards repayment of outstanding loans, if any, made by Members to the Operating Company, provided, however, any amounts owed to EarthLink or SKT Holdings in connection with the Note Purchase and Security Agreement and Guaranty, dated July 23, 2007, between the Operating Company, the Management Company, EarthLink and SKT Holdings will be pari pasu with obligations set forth in Section 11.2.1.

11.2.3              Capital Accounts. Third, proceeds will be distributed to the Members in accordance with the positive balances of their Capital Accounts until such Capital Account balances are equal to zero.

11.2.4              Percentage Interests. Fourth, to the Members in accordance with their respective Percentage Interests.

11.3.                     No Withdrawal. No Member may withdraw any amount from its Capital Account except as otherwise provided in this Agreement.

11.4.                     Mandatory Tax Distribution. The Operating Company shall, to the extent that sufficient free cash flow is available, distribute to each Member on a quarterly basis the product of (i) such Member’s share of the Operating Company’s quarterly profits, and (ii) the highest marginal federal income tax rate plus five percent (5%). In the event the Operating Company’s free cash flow is insufficient to fund such distributions, the Operating Company shall make distributions of the free cash flow it has, in proportion to amounts that would otherwise be payable. Notwithstanding the foregoing, any distribution to a Common Member pursuant to this Section 11.4 shall be treated as a non-interest bearing advance of any distribution to which such Common Member might be entitled to receive pursuant to Sections 11.1 or 11.2 of this Agreement, which must be repaid to the extent such Common Members are not subsequently entitled to receive such distributions under Sections 11.1 or 11.2 of this Agreement. Any distributions to which Common Members become entitled to receive pursuant to Sections 11.1 or 11.2 above shall be withheld to repay any of the advances made pursuant to this Section 11.4.

11.5.                     Special Distribution to Management Company. Whenever any distributions are to be made to the Members with respect to a Fiscal Year pursuant to Section 11.1 above (but not Sections 11.2 or 11.4), the Operating Company shall distribute to the Management Company, for (i) each holder (who is not then an employee of the Operating Company) of unexercised Class A Options which are vested at that time and/or (ii) each holder of Class A Common Stock who is not then an employee of the Operating Company or a Member, an aggregate amount of cash that equals the “Equivalent Amount” with respect to each such holder. Such distribution shall (i) be a special distribution to the Management Company, (ii) be made regardless of whether the Management Company otherwise is entitled to any such distribution pursuant to Section 11.1 and in addition to any such distribution that the Management Company is entitled to receive (determined after taking into account the reduction in the Management Company’s Capital Account resulting from the special distribution described in this Section 11.5), (iii) reduce the then aggregate distribution that otherwise would be made absent this Section 11.5 and (iv) then be paid by the Management Company with each holder (who is not then an employee of the Operating Company) of unexercised Class A Options which are vested at that time and/or each holder of Class A Common Stock who is not then an employee of the Operating Company or a Member entitled to receive such holder’s respective “Equivalent Amount.”  No distribution under this Section 11.5 shall be made to the Management Company with respect to any such Class A Options that are not vested at the time of distribution. No distributions shall be made hereunder after all of the Membership Units (other than those held by the Management Company) are exchanged for shares of Class A Common Stock pursuant to the terms of Article 15 or after a Public Offering. All distributions to be made hereunder shall be made contemporaneously with the distribution to the Members pursuant to Section 11.1, except that, in the event any portion of this special distribution would result in income to the Management Company, such as where the Management Company does not have sufficient tax basis in its Membership Units to offset the distribution or sufficient losses, including net operating loss carrybacks and carryovers, to offset the resulting income, such portion of the distribution shall not be made to the Management Company (nor shall any such related amounts be paid by the Management Company to any holder (who is not then an employee of the Operating Company) of unexercised Class A Options and/or any holder of Class A Common Stock who is not then an employee of the Operating Company or a Member). Such excess portion instead shall be an additional compensatory payment to be made under Section 15.4 to each holder entitled to receive an amount thereunder. In that case, each such holder then entitled to receive an amount under Section 15.4 shall be entitled to receive a percentage of the above excess portion equal to (i) the aggregate excess portion multiplied by (ii) a percentage, the numerator of which is the amount the holder is then entitled to receive under Section 15.4 and the denominator of which is the aggregate amounts that all holders are then entitled to receive under Section 15.4. All additional compensatory payments to be made hereunder shall be paid, less applicable tax withholdings, contemporaneously with the distribution to the Members pursuant to Section 11.1. For purposes of determining the excess portion of the special distribution to be paid as compensation under Section 15.4, any losses that would be allocated to the Management Company resulting from the compensation to be paid under this Section 11.5 shall not be counted.

11.6.                     Limitations on Distributions. No distribution shall be made if prohibited by Section 18-607 of the Act.

ARTICLE 12
ANCILLARY AGREEMENTS; OPERATING BUDGETS; FINANCIAL REPORTS

12.1.                     Ancillary Agreements. The Ancillary Agreements were entered into by the Members, as applicable, in consideration of the transactions contemplated herein, in the Contribution and Formation Agreement, and the SKT Contribution Agreement. The Ancillary Agreements shall be applicable to transferees of the Initial Members to the extent specifically provided therein.

12.2.                     Operating Budgets. Not later than October 1st of each year, the CEO of the Operating Company shall submit to the Management Company the Business Plan.

12.3.                     Financial Reports.

12.3.1              Annual Statements. As soon as practicable following the end of each Fiscal Year, but in no event more than thirty (30) days beyond the end of the Operating Company’s fiscal year, the Operating Company shall cause to be prepared and delivered to each Class B Member the audited statement of income and statement of cash flows for such Fiscal Year, audited balance sheet as of the end of such Fiscal Year, and accompanying notes to financial statements for the Operating Company, on a consolidated basis, prepared in accordance with GAAP and the Operating Company accounting practices.

12.3.2              Quarterly Statements. As soon as practicable following the end of each fiscal quarter, but in any event within seven (7) days after the end of such quarter, the Operating Company shall cause to be prepared and delivered to each Class B Member an unaudited statement of income (including taxable income) and statement of cash flows for such quarter and an unaudited balance sheet as of the end of such quarter on a consolidated basis, prepared in accordance with GAAP and the Operating Company accounting and tax practices.

12.3.3              Monthly Statements. Each month, the Operating Company shall provide the Class B Members preliminary net income (loss) for the just completed month by the end of the third (3rd) business day following the end of such month. In addition, as soon as possible following the end of each calendar month in each Fiscal Year, but in any event within seven (7) days after the end of such month, the Operating Company shall cause to be prepared and delivered to the Class B  Member an unaudited statement of income (including taxable income) and statement of cash flows for such month and an unaudited balance sheet as of the end of such month on a consolidated basis, prepared in accordance with GAAP and the Operating Company accounting and tax practices. The Operating Company shall provide the Class B Members with a monthly report of significant operating and financial statistics including number of subscribers, subscriber churn statistics, minutes of use, average revenues per subscriber, acquisition costs and capital expenditure efficiency statistics and such additional statistics and information as may be approved from time to time by the Management Company for internal use by the Operating Company.

12.3.4              Additional Information. The Operating Company shall, upon reasonable notice, give each of the Class B Members, for so long as it Beneficially Owns Membership Units, during regular business hours, reasonable access to the properties, documents and records, financial and otherwise, of the Operating Company, and shall provide copies or extracts of the Operating Company’s documents and records as the Class B Members may reasonably request.

12.4.                     Books and Records. The Management Company shall prepare and file, or cause to be prepared and filed, all applicable federal, state and local tax returns. Such books of account and tax returns, together with a copy of this Agreement, shall at all times be maintained at the principal place of business of the Operating Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member’s interest in the Operating Company. The Operating Company shall (a) retain such books of account and tax returns until the expiration of the applicable statute of limitations of the Operating Company and each Member (and, to the extent a Member notifies the Operating Company, any extensions thereof), and (b) give each Member reasonable written notice prior to transferring, destroying or discarding any such books of account or tax returns and, if the Member so requests, allow such Member to take possession of such books of account or tax returns.

ARTICLE 13
TERMINATION OF THE OPERATING COMPANY; LIQUIDATION
AND DISTRIBUTION OF ASSETS

13.1.                     No Dissolution. The Operating Company shall not be dissolved by the admission of Additional Members or New Members in accordance with the terms of this Agreement.

13.2.                     Events Causing Dissolution. The Operating Company shall be dissolved and its affairs shall be wound up upon the first to occur of the events set forth in this Section 13.2:

13.2.1              Written Consent. The written consent of all Class B Members or, if there are no Class B Members, a majority of all Members.

13.2.2              Unlawful to Continue. The occurrence of any event which makes it unlawful for the Operating Company to be continued.

13.2.3              Order of Dissolution. The issuance of a decree by any court of competent jurisdiction that the Operating Company be dissolved and liquidated.

13.3.                     Survival. In the event of a dissolution, this Agreement and the provisions set forth herein shall terminate, except Articles 1, 13, 17 and 18 and Section 16.8, which shall survive for the applicable periods set forth therein or, if none stated, indefinitely.

13.4.                     Winding Up. In the event of the dissolution of the Operating Company for any reason, the Management Company shall proceed promptly to wind up the affairs and liquidate the assets of the Operating Company. Except as otherwise provided in this Agreement, the Members shall continue to share distributions and allocations during the period of liquidation in the same manner as before dissolution. The Management Company shall have complete discretion to determine the time, manner and terms of any sale of the Operating Company property pursuant to such liquidation.

13.5.       Filing of Certificate of Cancellation. Upon the completion of the winding up of the Operating Company, the Management Company shall file a certificate of cancellation with the Secretary of State of the State of Delaware as provided in Section 18-203 of the Act.

13.6.       Material Breach. A Material Breach shall not automatically result in the termination of this Agreement. However, upon the occurrence of a Material Breach, the non-breaching party may, in addition to its rights under Section 4.6 of this Agreement, make a claim against the breaching party in its own name and in the name of the Operating Company for damages caused by the Material Breach in accordance with Article 17.

13.7.       Claims of the Members. The Members and former Members shall look solely to the Operating Company’s assets for the return of their Capital Contributions, and if the assets of the Operating Company remaining after payment of or due provision for all debts, liabilities and obligations of the Operating Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Operating Company, the Management Company or any other Member.

ARTICLE 14
WITHDRAWAL OF A MEMBER

14.1.       Withdrawal of a Member. A Member shall cease to be a Member if it no longer Beneficially Owns any Membership Units (a “Withdrawal Event”). Immediately after a Withdrawal Event, the withdrawn Member and its Affiliates shall have no continuing rights or obligations under this Agreement but will remain subject to the terms of Ancillary Agreements to the extent provided by, and in accordance with, the express terms thereof. Subject to compliance with Article 4 hereof, a Member may voluntarily cause a Withdrawal Event and such action shall not be a breach of this Agreement.

14.2.       Effect of Withdrawal. This Agreement shall continue notwithstanding any withdrawal by a Member and all governance rights set forth herein with respect to such Member shall be exercised by the remaining Member. No withdrawal shall relieve a Member of liability for any prior breach of this Agreement.

ARTICLE 15
EXCHANGE

15.1.       Exchange of Membership Units. Excluding the Management Company, a holder of Membership Units may, at its option, exchange, at any time and from time to time, any or all of its Membership Units for validly issued, fully paid and non-assessable shares of Class A Common Stock pursuant to the terms of this Article 15 and the Management Company Certificate. The number of shares of Class A Common Stock obtained from the exchange of the Membership Units shall be determined by multiplying the number of Membership Units to be exchanged by the Membership Unit Exchange Rate then in effect. Such right shall be exercised by the holder of the Membership Units to be exchanged by surrendering the certificate(s) representing the Membership Units to be exchanged to the Management Company, during normal business hours at the principal offices of the Management Company, accompanied by a written notice from the holder stating that the Membership Units are being presented for exchange. Upon exercise of such exchange right, the Management Company shall issue the appropriate number of shares of Class A Common Stock to the holder of the Membership Units being exchanged and, shall be named as the record holder of the Membership Units exchanged on the books of the Operating Company. Notwithstanding the foregoing, if Preferred Membership Units are exchanged for shares of Class A Common Stock, the Preferred Membership Units being exchanged shall automatically convert into an equal number of Common Membership Units immediately prior to the exchange. As a result, the Management Company shall be named as the record holder of the Common Membership Units resulting from the conversion of the Preferred Membership Units on the books of the Operating Company. The “Membership Unit Exchange Rate” shall be initially set at one (1). In the event there is any stock split, distribution, dividend, combination (as set forth in Articles 5.13 and 5.14 of the Management Company Certificate) or similar transaction related to the Class A Common Stock in which there is not an identical combination or split or similar transaction related to the Membership Units, the Membership Unit Exchange Rate in effect immediately after such event shall be equal to the Membership Unit Exchange Rate in effect immediately before such event multiplied by (a) the number of shares of Class A Common Stock outstanding immediately after such event, and divided by (b) the number of shares of Class A Common Stock outstanding immediately before such event. In the event there is any split, combination or other similar transaction related to the Membership Units in which there is not an identical stock split, distribution, dividend, combination or similar transaction related to the Class A Common Stock, the Membership Unit Exchange Rate in effect immediately after such event shall be equal to the Membership Unit Exchange Rate in effect before such event multiplied by (a) the number of Membership Units outstanding immediately before such event, and divided by (b) the number of Membership Units outstanding immediately after such event. The Management Company agrees that upon any such surrender, the Management Company shall issue the appropriate number of shares of Class A Common Stock to the Member. No exchange of Membership Units shall be effective until such time as the appropriate number of fully paid non-assessable shares of Class A Common Stock shall have been duly issued in exchange therefor.

15.2.       Public Offering of Class A Common Stock. Upon completion of a Public Offering by the Management Company and contribution of the net proceeds from such Public Offering to the Operating Company, the Operating Company shall issue to the Management Company a number of Common Membership Units determined by dividing such net proceeds by the then average fair market value of a Preferred Membership Unit, which is the amount that would be received for such Preferred Membership Unit upon a hypothetical dissolution of the Operating Company immediately prior to the contribution of the net proceeds from such Public Offering.

15.3.       Issuance and Conversion of Preferred Stock. Upon the Management Company’s issuance of shares of Preferred Stock that are convertible to shares of Class A Common Stock and contribution of the net proceeds from such issuance to the Operating Company, the Operating Company shall issue to the Management Company a number of Common Membership Units determined by dividing such net proceeds by the then average fair market value of a Preferred Membership Unit which is the amount that would be received for such Preferred Membership Unit upon a hypothetical dissolution of the Operating Company immediately prior to the contribution of the net proceeds from the issuance of such shares of Preferred Stock. The holder of any shares of convertible Preferred Stock may exercise its right to convert the shares to shares of Class A Common Stock in accordance with the terms of the Preferred Stock.

15.4.       Equity Plan Compensation. Upon the Management Company’s issuance of a Class A Option, the Management Company shall be granted a corresponding Operating Company Option. Upon the Management Company’s issuance of shares of Class A Common Stock in connection with the exercise of a Class A Option, the Management Company shall be deemed to exercise the corresponding Operating Company Option and the Management Company will contribute the exercise price of the corresponding Class A Option to the Operating Company. The Management Company shall be entitled to receive one Common Membership Unit upon exercise of an Operating Company Option in exchange for the remitted exercise price of the corresponding Class A Option. In the event there is any stock split, distribution, dividend, combination (as set forth in Articles 5.13 and 5.14 of the Management Company Certificate) or similar transaction related to the Class A Common Stock in which there is not an identical combination or split or similar transaction related to the Membership Units, the number of Common Membership Units that the Management Company will be entitled to receive in connection with the exercise of a Class A Option shall be adjusted as equitably required so as to not enlarge or dilute the purposes of this provision. Whenever any distributions are to be made to Members with respect to a Fiscal Year pursuant to Section 11.1 above (but not Sections 11.2 or 11.4), the Operating Company shall make a payment to (i) each holder (who is then an employee of the Operating Company) of unexercised Class A Options which are vested at that time and/or (ii) each holder of Class A Common Stock who is then an employee of the Operating Company an amount of cash that equals the “Equivalent Amount” with respect to each such holder, less any applicable tax withholdings. The Equivalent Amount shall be that amount which equals the product of (i) the aggregate distribution that the Management Company proposes to make to the Members pursuant to Section 11.1 above (before payments pursuant to this Section 15.4 and distributions pursuant to Section 11.5) multiplied by (ii) the percentage determined by dividing (x) the number of shares of Class A Common Stock that such holder owns or could acquire pursuant to the exercise of the holder’s vested Class A Options by (y) the sum of the Total Outstanding Shares plus the number of shares of Class A Common Stock that would be issued if all vested and unexercised Class A Options were then exercised. Such payment shall be (i) additional compensation to such holders and (ii) shall reduce the aggregate distribution that otherwise would be made under Section 11.1 absent this Section 15.4. No payments under this Section 15.4 shall be made to any holder of a Class A Option with respect to any such Class A Option that is not vested at the time of the distribution. Additionally, no payments shall be made hereunder after all of the Membership Units (other than those held by the Management Company) are exchanged for shares of Class A Common Stock pursuant to the terms of Article 15 or after a Public Offering. All payments to be made hereunder shall be made contemporaneously with the distribution to the Members pursuant to Section 11.1.

15.5.       Availability of Authorized and Unissued Class A Common Stock. The Management Company will at all times reserve and keep available a sufficient number of authorized but unissued shares of Class A Common Stock to permit the conversion of the outstanding shares of Class B Common Stock, Membership Units, and shares of convertible Preferred Stock and the exercise of any outstanding Class A Options. The Management Company covenants that if any shares of Class A Common Stock require registration with or approval of any governmental authority under any foreign, federal or state law before such shares of Class A Common Stock may be issued upon such conversion or exchange, the Management Company will promptly cause such shares to be so registered or approved, as the case may be. The Management Company will use its reasonable best efforts to list the shares of Class A Common Stock required to be delivered by the Operating Company upon such conversion or exchange prior to such delivery upon each national securities exchange or other recognized trading market upon which the outstanding Class A Common Stock is listed at the time of such delivery. The Management Company covenants that all shares of Class A Common Stock that are issued, converted or exchanged as provided in this Article 15 shall, upon issuance, be validly issued, fully paid and non-assessable.

ARTICLE 16
ADDITIONAL AGREEMENTS

16.1.       Maintenance of Parent Entity as a Party. Each Initial Member covenants and agrees that the Parent Entity of such Initial Member shall execute a counterpart of this Agreement and shall guarantee all obligations of such Initial Member hereunder. This section shall similarly apply to any subsequent Parent Entity.

16.2.       Certificates. Membership Units shall be represented by a certificate or certificates, setting forth upon the face thereof that the Operating Company is a limited liability company formed under the laws of the State of Delaware, the name of the Person to which it is issued, the type of Membership Unit represented (e.g., Common Membership Units or Preferred Membership Units) and the number of Membership Units represented. Such certificates shall be entered in the books of the Operating Company as they are issued, and shall be signed by the CEO of the Operating Company. Upon any Transfer of Membership Units permitted under this Agreement (other than a pledge permitted under Section 4.1.2), the transferring Member shall request the Operating Company to (i) issue to the transferee a certificate representing the number of Membership Units so Transferred and (ii) surrender to the Operating Company the existing certificate and the Operating Company shall issue to the transferring Member certificates representing the remaining Membership Units, if any, held by such transferring Member after taking into account such Transfer. All certificates representing Membership Units (unless registered under the Securities Act), shall bear the following legend:

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT IN A TRANSACTION WHICH IS REGISTERED UNDER, EXEMPT FROM, OR OTHERWISE IN COMPLIANCE WITH THE FEDERAL AND STATE SECURITIES LAWS, AS TO WHICH THE COMPANY HAS RECEIVED SUCH ASSURANCES AS THE COMPANY MAY REQUEST, WHICH MAY INCLUDE, A SATISFACTORY OPINION OF COUNSEL.

ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE LIMITED LIABILITY COMPANY INTERESTS

REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND SUBJECT TO, THE TERMS AND PROVISIONS OF AN AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT BETWEEN HELIO, INC. AND THE STOCKHOLDERS SET FORTH THEREIN AND A SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT BETWEEN HELIO LLC AND THE MEMBERS NAMED THEREIN, EACH DATED THE         DAY OF              , 2007. A COPY OF THE AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT AND THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY. BY ACCEPTANCE OF THIS CERTIFICATE, THE HOLDER HEREOF AGREES TO BECOME BOUND BY THE AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT AND THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.

16.3.       Security. Each Membership Interest shall constitute a “security” within the meaning of (a) Article 8 of the Uniform Commercial Code (including Section 8-l02(a)(15) thereof) as in effect from time to time in the States of Delaware and New York and (b) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

16.4.       Lost or Destroyed Certificates. The Operating Company may issue a new certificate for Membership Units in place of any certificate or certificates theretofore issued by it, alleged to have been lost or destroyed, upon the making of an affidavit of that fact, and providing an indemnity in form and subject reasonably satisfactory to the Management Company by the Person claiming the certificate to be lost or destroyed.

16.5.       Most Favored Company. Each of SKT Holdings and EarthLink shall use its reasonable best efforts to make available to the Operating Company and its Subsidiaries the benefits of its agreements with vendors on terms no less favorable than those generally available to it or its Affiliates.

16.6.       Most Favored Pricing. Each of SKT Holdings and EarthLink shall use its reasonable best efforts to offer its products and services to the Operating Company on most favored customer pricing terms for substantially similar volumes of substantially similar products and services that are generally offered in the United States. If the Operating Company agrees to such pricing, the Operating Company and EarthLink or SKT, as applicable, shall enter into commercially reasonable agreements containing such pricing and other commercially standard terms.

16.7.       Change of Control. If there is a Change of Control, the Operating Company has no obligation to make a disposition of any of its properties or to take any other action to eliminate any resulting product or service overlaps with SKT Holdings or EarthLink, as the case may be, or regulatory conflicts.

16.8.       Standstill. No Class B Member shall, and each Class B Member shall cause its Subsidiaries to not, take any of the following actions without the prior written consent of the other Class B Members, or the Board of Directors of the Management Company, as appropriate:

(a)                                  acquire or seek to acquire Beneficial Ownership of any securities, including rights or options, of another Class B Member or the Operating Company (other than, with respect to the Operating Company, as permitted by this Agreement, the Management Company Certificate or any other Ancillary Agreement);

(b)                                 propose to enter into any merger, purchase of substantially all the assets or any other business combination involving another Class B Member;

(c)                                  participate in any solicitation of proxies to vote, or seek to advise any Person with respect to the voting of, any securities of another Class B Member; propose any stockholder proposals for submission to a vote of stockholders of another Class B Member, or propose any person for election to, or the removal of any member from, the board of directors of another Class B Member; or in any way seek to influence the management or policies of another Class B Member; or

(d)                                 enter into any discussions or understandings with any Third Party which would result in a violation of the foregoing.

The foregoing obligations of the Class B Members shall terminate upon one (1) year after:  (a) the dissolution of the Operating Company; or (b) the transfer or conversion by either Class B Member of the Class B Common Stock of the Management Company Beneficially Owned, directly or indirectly, by the Member or its Subsidiaries.

16.9.       Non-Hire and Non-Solicitation of Employees. A Class B Member shall not hire or attempt to hire any executive officers of the Operating Company while it or a Subsidiary owns a share of Class B Common Stock without the consent of the Class B directors; provided, however, that nothing herein shall be deemed to prohibit (i) SKT from hiring any former SKT employees; provided that such employees terminate their employment relationship with the Operating Company, which termination was not induced by SKT or affiliates of SKT, or (ii) a Class B Member from conducting solicitations of the general public for employment by such Class B Member.

16.10.     Members’ Expenses. Each party shall pay for the expenses incurred in connection with its directors and employees attending meetings. The Management Company shall develop a plan for compensating outside directors.

16.11.     Insurance. The Operating Company shall purchase and maintain insurance coverage adequate to cover risks of such types and in such amounts as are customary for companies of similar size engaged in similar lines of business, including, without limitation, liability insurance for the benefit of its employees and officers with respect to claims against such employees and officers in their capacity as employees and officers in such amounts as the Management Company shall determine are adequate.

16.12.     Freedom of Action. No Member shall be liable for breach of any fiduciary duty to the Operating Company. In the event that a Member acquires knowledge of a potential transaction, agreement, arrangement or other matter which may be a corporate opportunity for both such Member and the Operating Company, such Member shall not have any duty to communicate or offer such corporate opportunity to the Operating Company and such Member shall not be liable to the Operating Company for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or Entity or does not communicate such corporate opportunity to the Operating Company. The Members acknowledge and agree that the terms of this Section 16.12 shall in no way restrict or expand that rights and obligations of the Members set forth in Article 5.

16.13.     Indemnification. The Operating Company shall, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, indemnify any Person who is a party, or is threatened to be made a party, to any Litigation by reason of the fact that such Person is or was a Member, an officer of the Operating Company or of a Member, or a member of the Board of Directors of a Member or is or was a member, a member of the board of directors or an officer, director, employee or agent of another Person at the request of the Operating Company, for any Losses suffered or incurred in connection with such Litigation, unless such Person acted fraudulently or with willful misconduct. No amendment of this Section 16.13 shall affect the rights of the parties indemnified hereunder which exist as of the date of such amendment.

ARTICLE 17
DISPUTE RESOLUTION

17.1.       Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 17.1, which shall be the sole and exclusive procedure for the resolution of any such dispute.

17.1.1     Negotiation Between Executives. The Members shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by direct negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement, unless there is no executive of a higher level. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include:  (a) a statement of each party’s position and a summary of arguments supporting that position; and, (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within thirty (30) days after delivery of the disputing party’s notice, the executives of each Member shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

17.1.2     Mediation With Mutually Agreed-Upon Neutral. If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing party’s notice, or if the Members fail to meet within twenty (20) days, the Members shall submit the dispute to non-binding mediation under the then-current CPR Institute for Dispute Resolution’s (“CPR”) Model Mediation Procedure for Business Disputes, and endeavor (but not be obligated) to settle the dispute in such mediation. CPR’s address at the time of this Agreement is 366 Madison Avenue, 14th Floor, New York, New York 10017 (212-949-6490) and its website is “www.cpradr.org.”  The Members agree to use their reasonable best efforts and good faith to agree mutually on a mediator, to be selected from the CPR Technology Panel of Neutrals. If the Members fail to select a mutually acceptable mediator within thirty (30) days after either party’s notice to the other party that they request non-binding mediation pursuant to this subsection, CPR will appoint a mediator from the Technology Panel.

17.1.3     Arbitration. All disputes arising out of or relating to this Agreement not resolved pursuant to non-binding Mediation within thirty (30) days or as this time period may be extended by written agreement of the Members shall be settled finally in an arbitration conducted under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) and as provided in this Section 17.1.3.

(a)                                  The arbitration proceedings shall be conducted in New York, New York, U.S.A.

(b)                                 The arbitration proceedings shall be governed by the laws of New York.

(c)                                  The language of the arbitration proceedings shall be English.

(d)                                 The arbitral tribunal shall consist of three (3) arbitrators, one (1) of which shall be selected by SKT Holdings and one (1) of which shall be selected by EarthLink. The third arbitrator shall be selected by the two (2) arbitrators appointed by SKT Holdings and EarthLink.

(e)                                  The International Bar Association’s Rules on the Taking of Evidence in International Commercial Arbitration shall apply together with the ICC Rules governing any submission to arbitration incorporated in this Agreement.

(f)                                    Every award shall be binding on the Members. By submitting the dispute to arbitration under the ICC Rules, the Members undertake to carry out any award without delay and shall be deemed to have waived their right to any form of recourse insofar as such waiver can validly be made.

(g)                                 This agreement to arbitrate shall be binding on the Members and their respective successors, assigns and Affiliates.

(h)                                 The prevailing party in any arbitration proceeding conducted pursuant to this Agreement may recover its reasonable fees both for legal representation and related costs in any action to enforce this Agreement in any judicial or arbitration proceeding.

(i)                                     The Members waive any right or claim to punitive or exemplary damages and agree that punitive or exemplary damages are not within the contemplation of this Agreement. No arbitral tribunal may order an award consisting in whole or in part of punitive or exemplary damages.

17.1.4     Tolling of Statutes of Limitation. All applicable statutes of limitation and defenses based on the passage of time shall be tolled while the procedures specified in Section 17.1.2 and Section 17.1.3 are pending. The Members will take such action, if any, required to effectuate such tolling.

17.2.       Right to Injunctive Relief Before Appointment of Arbitrators. With respect to any violations of this Agreement which would cause or might cause irreparable injury to any one of the parties to this Agreement, any party may, in addition to any other rights under this Agreement and notwithstanding the dispute resolution procedures including, particularly, the arbitration agreement contained in this Section 17.2, seek specific performance of this Agreement and injunctive relief in any court of competent jurisdiction against any ongoing violation of this Agreement. Prior to the appointment of the arbitrators pursuant to the arbitration agreement, any party hereto may seek provisional or interim measures from any court of competent jurisdiction. After the appointment of the arbitrators, the arbitrators shall have exclusive power to consider and grant requests for provisional or interim measures.

ARTICLE 18
MISCELLANEOUS

18.1.       Governing Law. This Agreement and the rights and obligations of the Members shall be governed by and construed in accordance with and subject to the laws of the State of Delaware.

18.2.       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the first calendar day following the date of delivery in person or by telecopy (in each case with telephonic confirmation of receipt by the addressee), (ii) on the first calendar day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery or (iii) on the first calendar day that is at least five (5) days following deposit in the mails, if sent by first class mail, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SKT Holdings:

SK Telecom USA Holdings, Inc.

c/o SK Telecom Co., Ltd.

11, Euljiro2-ga, Jung-gu

Seoul, 100-999, Korea

Attention:  Jin Woo So, President

Facsimile:  (822) 6100-7966

with a copy to:

SK Telecom Co., Ltd.

11, Euljiro2-ga, Jung-gu

Seoul, 100-999, Korea

Attention:  Mr. Seung – Kook Synn

Facsimile:  (822) 6100-7966

with a copy to:

Baker & McKenzie

14th Floor, Hutchinson House, 10 Harcourt

Hong Kong, SAR

Attention:  Mr. Won Lee

Facsimile:  (852) 2845-0476

If to EarthLink:

EarthLink, Inc.

1375 Peachtree Street, N.E.

Atlanta, Georgia  30309

Attention:  Rolla P. Huff, Chief Executive Officer

Facsimile:  (404) 892-7616

Copy to:  General Counsel

with a copy to:

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 5200

Atlanta, Georgia 30308

Attention:  David M. Carter

Facsimile:  (404) 962-6598

If to the Operating Company:

HELIO LLC

10960 Wilshire Blvd., Suite 700

Los Angeles, California 90024

Attention:  Sky D. Dayton, Chief Executive Officer

Facsimile:  (310) 996-1368

with a copy to:

HELIO, Inc.

10960 Wilshire Blvd., Suite 700

Los Angeles, California 90024

Attention:  Legal Department

Facsimile:  (310) 312-8889

With a copy to:

Kirkpatrick & Lockhart Preston Gates Ellis LLP

10100 Santa Monica Blvd, Seventh Floor

Los Angeles, California 90067

Attn:  Thomas J. Poletti

Facsimile:  (310) 552-5001

18.3.       Compliance with Applicable Laws. The Operating Company shall provide each Class B Member with access to all of the books, records and other information of the Operating Company necessary to permit each such Class B Member to satisfy its compliance obligations under the Sarbanes-Oxley Act of 2002 and under all other applicable state, federal and foreign laws.

18.4.       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

18.5.       Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute the same agreement.

18.6.       Headings. All section headings are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

18.7.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns and shall not be assignable except to the extent expressly permitted hereby and any purported assignment of this Agreement or of any Membership Units in violation of this Agreement shall be null and void and of no force or effect. The rights and obligations under this Agreement shall be assigned by a Member to a transferee in connection with the Transfer to such transferee pursuant to Section 4. Other than amounts with respect to the SKT Triggering Contribution, SKT may assign the SKT Contribution Right, in whole or in part, to any Person.

18.8.       Entire Agreement; Amendment; Waiver. This Agreement (including any exhibits and schedules hereto) and the Ancillary Agreements (including any exhibits and schedules thereto), supersede all prior agreements, written or oral, among the Members with respect to the subject matter hereof and thereof and contain the entire agreement among the Members with respect to the subject matter hereof and thereof. Except as set forth in the Stockholders’ Agreement, this Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by the Management Company and each Member owning more than ten percent (10%) of the Total Outstanding Shares. No waiver of any provisions hereof by any Member shall be deemed a waiver of any other provisions hereof by any such Member, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Member.

18.9.       No Relief of Liabilities. No Transfer by a Member of Beneficial Ownership of any JV Securities shall relieve such Member of any liabilities or obligations to the Operating Company or the other Member, that arose or accrued prior to the date of such Transfer.

18.10.     Further Assurances. The Parties hereto shall at any time, and from time to time execute and deliver such additional instruments and other documents and shall at any time, and from time to time take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

18.11.     Third Party Beneficiaries. NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY THIRD PARTY ANY RIGHTS OR REMEDIES OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT AND THE MANAGEMENT COMPANY SHALL HAVE NO DUTY OR OBLIGATION TO ANY CREDITOR OF THE OPERATING COMPANY TO REQUEST AND THE MEMBERS SHALL HAVE NO OBLIGATION TO ANY CREDITOR TO MAKE SCHEDULED OR ADDITIONAL CONTRIBUTIONS TO THE CAPITAL OF THE OPERATING COMPANY.

[Signatures on following page]

IN WITNESS WHEREOF, the Initial Members have executed this Agreement as of the date first above written.

EARTHLINK, INC.

Name:
Title:

SK TELECOM USA HOLDINGS, INC.

Jin Woo So, President

HELIO, INC.

Sky D. Dayton, Chief Executive Officer

HELIO LLC

By:	HELIO, INC.
Its:	Manager

Sky D. Dayton, Chief Executive Officer

[Signature Page to Operating Agreement]

Schedule 9.1.1

Initial Capital Contribution

Member	Percentage Interest		Initial Cash Contributions	Non-Cash Contributions	Membership Units	Type of Membership Unit
SKT Holdings	50.00000	%*	$220,000,000	$0	50,000,000	Preferred Membership Units

EarthLink	50.00000	%*	$180,000,000	$40,000,000	50,000,000	Preferred Membership Units

Management Company	0.00000	%*	$8.80	$0	2	Common Membership Units

TOTAL	100.00%		$400,000,008.80	$40,000,000	100,000,002

* The Members shall revise Schedule 9.1.1 from time to time to reflect the then current Percentage Interests of the Members upon the occurrence of any of the following: (a) the admission of an Additional Member pursuant to Section 8.1, (b) the admission of a New Member pursuant to Section 8.2, (c) the contribution of Additional Capital pursuant to Section 9.1.2 or 9.1.3, or (d) the exercise of the Operating Company Option pursuant to Section 15.4. As of October 29, 2007, the revised Schedule 9.1.1 shall be in the form attached hereto as Addendum 1.

Addendum 1 to

Schedule 9.1.1

Capital Contribution as of October 29, 2007

Member	Percentage Interest		Cash Contributions	Non-Cash Contributions	Membership Units	Type of Membership Unit
SKT Holdings	47.36695	%*	$220,000,000	$0	50,000,000	Preferred Membership Units

EarthLink	47.36695	%*	$180,000,000	$40,000,000	50,000,000	Preferred Membership Units

Management Company	5.26609	%*	$8,147,218.80	$1,374,262.50	5,558,827	Common Membership Units

TOTAL	100.00%		$408,147,218.80	$41,374,262.50	105,558,827

* The Members shall revise Schedule 9.1.1 from time to time to reflect the then current Percentage Interests of the Members upon the occurrence of any of the following: (a) the admission of an Additional Member pursuant to Section 8.1, (b) the admission of a New Member pursuant to Section 8.2, (c) the contribution of Additional Capital pursuant to Section 9.1.2 or 9.1.3, or (d) the exercise of the Operating Company Option pursuant to Section 15.4.

Schedule 9.1.2

SKT Contributions

SKT Contributions	Date of Contribution	Amount of Contribution	Price Per Unit	Number of Membership Units	Type of Membership Unit
SKT Required Contribution	, 2007	$70,000,000*	$3.00	23,333,333*	Preferred Membership Units

SKT Triggering Contribution	Prior to June 30, 2008	$80,000,000	$3.00	26,666,666	Preferred Membership Units

SKT Additional Capital	Prior to December 31, 2009	$120,000,000	To be determined	To be determined	Preferred Membership Units

TOTAL		Up to $270,000,000	N/A	To be determined	Preferred Membership Units

* The contribution amount and number of Membership Units is based on the principal under the exchangeable promissory notes being exchanged with respect to the SKT Required Contribution. Such numbers will be increased to reflect the amount of interest accrued under such notes on the date of the closing of such contribution.